UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

COLLEGIUM PHARMACEUTICAL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.
◻ Fee paid previously with preliminary materials.

[ ]  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

100 Technology Center Drive, Suite 300
Stoughton, MA 02072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 19, 2022

To the Shareholders of Collegium Pharmaceutical, Inc.:

The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Collegium Pharmaceutical, Inc., a Virginia corporation (the “Company,” “we,” “us,” or “our”), will be held virtually via live webcast on Thursday, May 19, 2022, at 8:30 a.m. (Eastern Time), for the following purposes:

1.	To elect six directors to terms expiring in 2023;
2.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement;
3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

Our board of directors unanimously recommends that you vote “FOR” the election of its director nominees and “FOR” Proposals 2 and 3.

The meeting can be accessed by visiting www.meetnow.global/MG75KXZ where you will be able to listen to the meeting live, submit questions and vote online. There will be no physical location for shareholders to attend.

Instead of mailing a printed copy of our proxy materials to all of our shareholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about April 6, 2022 we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders of record on our books at the close of business on March 31, 2022, the record date for the Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

If you are a shareholder of record, you may vote in one of the following ways:

●	Vote over the Internet, by going to www.envisionreports.com/COPI (have your Notice or proxy card in hand when you access the website);
●	Vote by telephone, by calling the toll-free number 1-800-652-8683 (have your Notice or proxy card in hand when you call);
●	Vote by mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or
●	Attend the Annual Meeting at www.meetnow.global/MG75KXZ and vote online during the live webcast.

If your shares are held in “street name,” meaning that they are held for your account by a broker, bank or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Whether or not you plan to attend the Annual Meeting, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

/s/ SHIRLEY KUHLMANN
Shirley Kuhlmann
Executive Vice President, General Counsel, Chief Administrative Officer & Secretary

Stoughton, Massachusetts
April 6, 2022

i

100 Technology Center Drive, Suite 300
Stoughton, MA 02072

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 19, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022
ANNUAL MEETING TO BE HELD ON THURSDAY, MAY 19, 2022

Copies of this proxy statement and the form of proxy card, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”) are available without charge at www.envisionreports.com/COPI, by telephone at 1-866-641-4276, or by notifying our Corporate Secretary, in writing, at Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072.

The board of directors (“Board”) of Collegium Pharmaceutical, Inc. (“Company,” “we,” “us,” or “our”) is soliciting the enclosed proxy for use at its 2022 Annual Meeting of shareholders (the “Annual Meeting”) to be held virtually via live webcast on May 19, 2022 at 8:30 a.m. (Eastern Time). The meeting can be accessed by visiting www.meetnow.global/MG75KXZ. There will be no physical location for shareholders to attend.

On or about April 6, 2022, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders (other than those who previously requested electronic or paper delivery of proxy materials), directing shareholders to a website where they can access our proxy materials, including this proxy statement and the 2021 Annual Report, and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

FREQUENTLY ASKED QUESTIONS

The following questions and answers present important information pertaining to the Annual Meeting:

Q: Why are we holding the Annual Meeting?

A: As a matter of good corporate practice, and in compliance with applicable corporate law and the Marketplace Rules (the “NASDAQ Listing Rules”) of The NASDAQ Global Select Market (“NASDAQ”), we hold a meeting of shareholders annually. This year’s meeting will be held on May 19, 2022. There will be at least three items of business that must be voted on by our shareholders at the Annual Meeting, and our Board is seeking your proxy to vote on these items. This proxy statement contains important information about us and the matters that will be voted on at the Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Q: How can I participate in the Annual Meeting?

A: This year our Annual Meeting will be a completely virtual meeting conducted via live webcast. There will be no physical meeting location. We have adopted a virtual format for the Annual Meeting to make participation accessible for shareholders from any geographic location with Internet connectivity. We have worked to offer the same participation opportunities as would be provided at an in-person meeting while further enhancing the online experience available to all shareholders regardless of their location.

To participate in the virtual meeting, visit www.meetnow.global/MG75KXZ. You will need to enter the 15-digit control number included on your Notice or on your proxy card. The meeting will begin promptly at 8:30 a.m. ET on May 19, 2022. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in prior to the start of the meeting.

This year’s shareholders question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. Questions may be submitted through www.meetnow.global/MG75KXZ. We will post questions and answers if applicable to our business on our Investor Relations website shortly after the meeting.

Q: Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A: In accordance with rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we may furnish proxy materials, including this proxy statement and our 2021 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which is being mailed to our shareholders on or about April 6, 2022 will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q: Who is entitled to vote?

A: Only shareholders of record as of the close of business on March 31, 2022 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. Beginning two days after notice of our Annual Meeting is given, a list of shareholders eligible to vote at the Annual Meeting will be available for inspection at our principal office at any time up to the Annual Meeting. If you would like to inspect the list, please call our Corporate Secretary at (781) 713-3699 to arrange a visit to our office.

Q: How many shares of common stock can vote?

A: There were 33,923,148 shares of common stock issued and outstanding as of the close of business on the Record Date. Each shareholder entitled to vote at the Annual Meeting may cast one vote for each share of common stock owned by him, her or it which has voting power upon each matter considered at the Annual Meeting.

Q: What may I vote on?

A: You may vote on the following matters:

1.	The election of six directors to terms expiring in 2023;
2.	The approval, on an advisory basis, of the compensation of our named executive officers;
3.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.	Any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Q: Will any other business be presented for action by shareholders at the Annual Meeting?
A: Management knows of no business that will be presented at the Annual Meeting other than Proposals 1, 2, and 3. If any other matter properly comes before the Annual Meeting, the persons named as proxies in the proxy card intend to vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment on the matter.

Q: How does the Board recommend that I vote on each of the proposals?

A: Our Board recommends a vote “FOR” the election of its director nominees and “FOR” Proposals 2 and 3.

Q: How do I vote my shares?

A: The answer depends on whether you own your shares of common stock directly (that is, you hold shares that show your name as the registered shareholder) or if your shares are held in a brokerage account or by another nominee holder.

If you own your shares directly (i.e., you are a “registered shareholder”): your proxy is being solicited directly by us, and you can vote by mail, telephone or Internet, or you can vote at the Annual Meeting.

If you wish to vote by mail, please do the following: (i) sign and date the proxy card, (ii) mark the boxes indicating how you wish to vote, and (iii) return the proxy card in the prepaid envelope provided. If you sign your proxy card but do not indicate how you wish to vote, the proxies will vote your shares “FOR” the director nominees and “FOR” Proposals, 2 and 3, and, in their discretion, on any other matter that properly comes before the Annual Meeting. Unsigned proxy cards will not be counted.

If you wish to vote by telephone or over the Internet, you will find instructions on the proxy card that you should follow. There may be costs associated with telephonic or electronic access, such as usage charges from Internet access providers and telephone companies that must be paid by the shareholder. The telephone and Internet voting procedures are designed to authenticate a shareholder’s identity to allow a shareholder to vote his, her or its shares and confirm that his, her or its instructions have been properly recorded. Voting by telephone or over the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

If you wish to vote at the meeting, you will need to access the meeting by visiting www.meetnow.global/MG75KXZ, where you will be able to listen to the meeting live, submit questions and vote. You will need the 15-digit control number provided on your proxy card or Notice.

If you hold your shares through a broker, bank or other nominee: a voting instruction card has been provided to you by your broker, bank or other nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. Please be sure to mark your voting choices on your voting instruction card before you return it. You may also be able to vote by telephone or via the Internet. Please refer to the instructions provided with your voting instruction card for information about voting in these ways. See also “Will my shares be voted if I do not return my proxy?” below.

If you wish to vote at the meeting, you will need to register in advance to attend the Annual Meeting online and you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. To register to attend the Annual Meeting online, you must submit proof of your legal proxy reflecting your holdings along with your name and email address to Computershare Trust Company, N.A. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. (Eastern Time) on May 18, 2022. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed by (i) email to legalproxy@computershare.com, with a forward of the email from your broker or attachment of an image of your legal proxy, or (ii) by mail to Computershare Trust Company, N.A., Collegium Pharmaceutical, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Q: What is a proxy?

A: A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxies Joseph Ciaffoni, our President and Chief Executive Officer, and Colleen Tupper, our Executive Vice President and Chief Financial Officer. They may act together or individually on your behalf and will have the authority to appoint a substitute to act as proxy. Whether or not you expect to attend the Annual Meeting, we request that you please use the means available to you to vote by proxy so as to ensure that your shares of common stock may be counted towards a quorum and voted.

Q: Will my shares be voted if I do not return my proxy?

A: If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy by mail or by ballot at the Annual Meeting.

If your shares are held in “street name,” your brokerage firm may under certain circumstances vote your shares if you do not timely return your voting instructions. Brokers can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return voting instructions to your brokerage firm to vote your shares, your brokerage firm may, on discretionary matters, either vote your shares or leave your shares unvoted.

Proposal 1 (election of directors) and Proposal 2 (the advisory vote on the compensation of our named executive officers) are non-discretionary matters. If you do not instruct your brokerage firm how to vote with respect to these proposals, your brokerage firm may not vote with respect to these proposals and those shares that would have otherwise been entitled to be voted will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

Proposal 3 (ratification of the appointment of our independent registered public accounting firm) is considered a discretionary matter, and your brokerage firm will be able to vote on this proposal even if it does not timely receive instructions from you, so long as it holds your shares in its name. We encourage you to timely provide voting instructions to your brokerage firm or other nominee. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your brokerage firm or other nominee about how to submit your voting instructions to them.

Q: What if I want to change my vote or revoke my proxy?

A: If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

1.

Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not revoke or change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on May 18, 2022.

2.

Sign a new proxy and submit it by mail to Computershare Investor Services, PO BOX 505008, Louisville, KY 40233-9814, Attention: Proxy Tabulation, who must receive the proxy card no later than May 18, 2022. Only your latest dated proxy will be counted.

3.	Attend the Annual Meeting and vote as instructed above. Attending the Annual Meeting alone will not revoke your Internet vote, telephone vote or proxy submitted by mail, as the case may be.
4.

Give our Corporate Secretary written notice before or at the meeting that you want to revoke your proxy. If your shares are held in “street name,” you should contact your broker, bank or nominee for information on how to change your voting instructions. You may also vote in person at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a “legal proxy” from your broker, bank or nominee as described in the answer to the question “How do I vote my shares?” above.

Q: What is a quorum?

A: The holders of a majority of the 33,923,148 shares of common stock outstanding as of the Record Date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance or represented by proxy at the Annual Meeting, the shareholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting until a quorum is present.

Q: What vote is required to approve each matter and how are votes counted?

A: Directors are elected by a majority of the votes cast in an uncontested election. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the election of directors is an uncontested election. As a result, a nominee for director must receive a greater number of votes cast “FOR” election than votes cast “AGAINST” such nominee’s election to be elected to the Board (or re-elected, in the case of any nominee who is an incumbent director). To approve Proposal 2 or Proposal 3, the votes cast “FOR” must exceed the votes cast “AGAINST” such proposal.

Proposals 1 and 2 are non-discretionary matters. Therefore, if your shares are held by your brokerage firm in “street name” and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on such Proposals. Broker non-votes – shares held in “street name” by banks, brokerage firms, or nominees who indicate on their proxies that they do not have authority to vote the shares on such proposals – will not be counted as votes “FOR” or “AGAINST” these proposals. If you “ABSTAIN”

from voting on Proposals 1 or 2, your shares will not be voted “FOR” or “AGAINST” such proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and abstentions will have no effect on the voting on Proposal 1 or Proposal 2.

Proposal 2 is an advisory vote and the results of this vote will not be binding on the Board or the Company. However, the Board values the opinions of our shareholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and our executive compensation philosophy, policies and procedures.

Proposal 3 is considered a discretionary matter. If your shares are held by your brokerage firm in “street name” and you do not timely provide voting instructions with respect to your shares, your brokerage firm may vote your unvoted shares on Proposal 3. If you “ABSTAIN” from voting on Proposal 3, your shares will not be voted “FOR” or “AGAINST” the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to “ABSTAIN” will have no effect on the outcome of Proposal 3.

Although shareholder approval of Proposal 3 is not required, we believe that it is advisable to give shareholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, the audit committee will reconsider its appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Q: What if additional proposals are presented at the Annual Meeting?

A: We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, with respect to any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their judgment.

Q: Do the directors and officers of the Company have an interest in the outcome of the matters to be voted on?

A: Our directors and officers will not receive any special benefit as a result of the outcome of the matters to be voted on, except that our non-employee directors will receive compensation for their service as described later in this Proxy Statement under the heading “Proposal 1: Election of Directors—Corporate Governance—Compensation of Non-Employee Directors.”

Q: How many shares do the directors and officers of the Company beneficially own, and how do they plan to vote their shares?

A: Directors and executive officers, who, as of the Record Date, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following the Record Date) of approximately 4.34% of our outstanding common stock, are expected to vote, or direct the voting of their shares, “FOR” the director nominees and “FOR” Proposals 2 and 3.

Q: Who will count the votes?

A: Our inspector of elections, Computershare Trust Company, N.A., will count the votes cast by proxy and online during the Annual Meeting.

Q: Who can attend the Annual Meeting?

A: All shareholders are invited to attend the Annual Meeting.

Q: Are there any expenses associated with collecting the shareholder votes?

A: We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our shareholders. We do not anticipate hiring an agency to solicit votes from shareholders at this time; however, if we determine that such action would be appropriate or necessary, we would pay the cost of such service. Our officers and other employees may solicit proxies in person or by telephone but will receive no special compensation for doing so.

Q: Where can you find the voting results?

A: Voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

Q: Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

A: Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2021 and audited our financial statements for such fiscal year. Deloitte & Touche LLP has been appointed by the audit committee to serve in the same role and to provide the same services for the fiscal year ending December 31, 2022. We expect that one or more representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the end of the Annual Meeting.

Q: How do I obtain an Annual Report on Form 10-K?

A: If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 that we filed with the SEC, we will send you one without charge. Please write to:

Collegium Pharmaceutical, Inc.

100 Technology Center Drive, Suite 300
Stoughton, MA 02072

Attn: Investor Relations

All of our SEC filings are also available free of charge under the heading “SEC Filings” in the “Investors” section of our website at www.collegiumpharma.com.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Articles of Incorporation historically provided that the Board would be divided into three classes of directors, with each class elected every three years for a three-year term.

In 2020, after considering the advantages and disadvantages of declassification, including feedback from shareholders, the Board recommended, and our shareholders approved, an amendment and restatement of our Articles of Incorporation that declassifies the Board on a phased basis over three years. This phased declassification will continue as follows:

●	At the Annual Meeting, (a) Rita Balice-Gordon, Garen Bohlin and Gwen Melincoff, who were elected at our 2021 annual meeting of shareholders for terms expiring at the Annual Meeting, (b) John Fallon, M.D. and John Freund, M.D., who were formerly designated as Class I directors and were elected at our 2019 annual meeting of shareholders for terms expiring at the Annual Meeting, and (c) Neil F. McFarlane, who was appointed to the Board in April 2022 to fill a vacancy resulting from an increase in the number of directors, will stand for election for a one-year term expiring in 2023; and
●	At our 2023 annual meeting of shareholders, and at each annual meeting thereafter, all directors will stand for election for one-year terms.

Upon the recommendation of the nominating and corporate governance committee, each of Dr. Balice-Gordon, Mr. Bohlin, Dr. Fallon, Dr. Freund, Mr. McFarlane and Ms. Melincoff, have been nominated to serve as directors, and each has agreed to stand for election. If the director nominees are elected at the Annual Meeting, then each nominee will serve for a one-year term expiring at the 2023 annual meeting of shareholders and until his or her successor is duly elected and qualified.

Elected directors hold office until their death, resignation or removal or their successors are duly elected and qualified. In accordance with our articles of incorporation and bylaws, our directors may fill existing vacancies on our Board (including vacancies resulting from an increase in the number of directors) by appointment. Pursuant to the Virginia Stock Corporation Act, the term of office of a director elected by our Board to fill a vacancy expires at the next shareholders’ meeting at which directors are elected. The number of members of our Board is currently set at nine members, following the appointment of Mr. McFarlane to our Board in April 2022.

Our directors are elected by a majority of the votes cast. Pursuant to our bylaws, a majority of votes cast means that if the votes cast “FOR” such nominee’s election exceed the votes cast “AGAINST” such nominee’s election, such nominee is elected.

If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no contrary indication is made, proxies are to be voted “FOR” Dr. Balice-Gordon, Mr. Bohlin, Dr. Fallon, Dr. Freund, Mr. McFarlane and Ms. Melincoff, or, if any such individual is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF DR. BALICE-GORDON, MR. BOHLIN, DR. FALLON, DR. FREUND, MR. MCFARLANE AND MS. MELINCOFF, AS DIRECTORS AT THE ANNUAL MEETING.

Nominees for Election to the Board

Nominee	Age	Position
Rita Balice-Gordon	61	Director
Garen Bohlin	74	Director
John Fallon, M.D	74	Director
John Freund, M.D	68	Director
Neil F. McFarlane	49	Director
Gwen Melincoff	70	Director

Rita Balice-Gordon, Ph.D., Director. Dr. Balice-Gordon has served as a member of our Board since September 2020. Dr. Balice-Gordon is the Chief Executive Officer of Muna Therapeutics, a newly formed biotech company that she joined in May 2020, focused on developing novel therapeutics for patients with neurodegenerative diseases. Previously, Dr. Balice-Gordon served in senior leadership roles at Sanofi, Inc. (“Sanofi”), most recently as Global Head of Rare and Neurological Diseases. Prior to joining Sanofi, Dr. Balice-Gordon led the psychiatry and pain drug discovery portfolios as Vice President in the Neuroscience and Pain Research Unit at Pfizer, Inc. Earlier in her career, Dr. Balice-Gordon was Professor of Neuroscience and Chair of the Neuroscience Graduate Group at the University of Pennsylvania Perelman School of Medicine, where she currently holds an appointment as Adjunct Professor in the Department of Neuroscience.

Dr. Balice-Gordon has authored more than 100 scientific papers, received numerous accolades for her work in the field of neuroscience, including election as a Fellow of AAAS, and has chaired or served on many NIH, national and international committees. She received her B.A. degree in Biological Sciences from Northwestern University, her Ph.D. in Neurobiology from the University of Texas at Austin, and completed a postdoctoral fellowship at Washington University School of Medicine in St. Louis.

We believe that Dr. Balice-Gordon’s scientific expertise and industry experience, including in the neurology and pain therapeutic areas, provide her with the qualifications and skills to serve as a director.

Garen Bohlin, Director. Mr. Bohlin has served as a member of our Board since January 2015. Mr. Bohlin has almost 30 years’ experience serving in executive roles at several biotechnology companies, including Constellation Pharmaceuticals, Inc., where he served as an Executive Vice President from January 2010 to his retirement in April 2012.

Prior to that, Mr. Bohlin served as Chief Operating Officer at Sirtris Pharmaceuticals, Inc. (“Sirtris”), which was acquired by GlaxoSmithKline plc. Prior to joining Sirtris, Mr. Bohlin served as President and Chief Executive Officer of Syntonix Pharmaceuticals, Inc. (“Syntonix”), which was acquired by Biogen Idec. Prior to Syntonix, Mr. Bohlin spent 14 years in executive management at Genetics Institute, Inc. (“Genetics Institute”), which was acquired by Wyeth. Prior to Mr. Bohlin’s tenure at Genetics Institute, he was a partner at Arthur Andersen & Co., where he spent 13 years.

Since his retirement, Mr. Bohlin has served on the boards of directors of several companies. Mr. Bohlin currently serves on the board of directors of Karyopharm Therapeutics, Inc. (NASDAQ GS: KPTI) (2013 to present) and Curadel Surgical Innovations, Inc, a privately held company (2020 to present). Previously, he served on the board of directors of Acusphere, Inc. (OTC: ACUS) (2005 to

2015), Tetraphase Pharmaceuticals, Inc. (NASDAQ: TTPH) (2010 to 2020), Proteon Therapeutics, Inc. (NASDAQ: PRTO) (2014 to 2020) and several other publicly traded and privately held biotechnology companies. Mr. Bohlin graduated from the University of Illinois with a B.S. in Accounting and Finance in 1970.

We believe that Mr. Bohlin’s perspective and experience as a senior executive in our industry, as well as his board and audit committee experience with publicly traded and privately held biotechnology companies, provide him with the qualifications and skills to serve as a director.

John Fallon, M.D., Director. Dr. Fallon has served as a member of our Board since June 2016. Dr. Fallon served as Senior Vice President and Chief Physician Executive at Blue Cross Blue Shield of Massachusetts (“BCBS”), a health insurance company, from 2004 through 2015. He also recently served as Interim Chief Medical Officer for the Blue Cross Blue Shield Association. Prior to his role at BCBS, Dr. Fallon served as Chief Executive Officer for clinical affairs at the State University of New York Downstate Medical Center, including University Hospital of Brooklyn and the clinical faculty practice plan. His professional experience also includes the Partners Healthcare System, where he was Chairman of the physician network. Dr. Fallon was also the CEO of Charter Professional Services Corporation and the founder and CEO of North Shore Health System, a large physician-hospital organization in Massachusetts. Dr. Fallon was formerly the Chairman of the board of directors of NEHI (Network for Excellence in Health Innovation). In the past, he also served as a member the board of directors of Insulet Corporation (NASDAQ: PODD) (2012 to 2021), a medical devices company; AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) (2014 to 2020), a specialty pharmaceutical company; Exact Sciences Corporation (NASDAQ: EXAS) (2016 to 2019), a molecular diagnostics company, as well as several not-for-profit boards, including: Alliance for Healthcare Improvement, Massachusetts Health Quality Partners, Massachusetts E-Health Collaborative and Neighborhood Health Plan. He also co-chaired, with the Massachusetts Secretary of Health and Human Services, the Massachusetts Patient Centered Medical Home Initiative. Dr. Fallon practiced internal medicine for more than 20 years, fulfilled his residency at Boston City Hospital, and is Board Certified in Internal Medicine. He received a B.A. from the College of the Holy Cross, an MBA from the University of South Florida and a Doctor of Medicine from Tufts University School of Medicine.

We believe that Dr. Fallon’s perspective and experience as an executive and board member in the life sciences industry, as well as his strong medical and scientific background, provide him with the qualifications and skills to serve as a director.

John Freund, M.D., Director. Dr. Freund has served as a member of our Board since February 2014. Dr. Freund co-founded Skyline Ventures (“Skyline”), a venture capital firm, in 1997 and was its Executive Managing Director. Prior to joining Skyline, Dr. Freund served as Managing Director in the private equity group of Chancellor Capital Management, LLC. In 1995, Dr. Freund co-founded Intuitive Surgical, Inc. and served on its board of directors until 2000. From 1988 to 1994, Dr. Freund served in various positions at Acuson Corporation (“Acuson”), most recently as Executive Vice President. Prior to joining Acuson, Dr. Freund was a General Partner of Morgan Stanley Venture Partners, where he co-founded the Healthcare Group in the Corporate Finance Department.

Dr. Freund currently serves on the board of directors of Sutro Biopharma, Inc. (NASDAQ: STRO) (2014 to present), and SI-Bone, Inc. (NASDAQ: SIBN) (2013 to present). Dr. Freund also serves on the board of directors of six U.S. registered investment funds managed by The Capital Group Companies. He previously served on the board of directors of several publicly traded companies, including, Proteon Therapeutics, Inc. (NASDAQ: PRTO) (2014 to 2020), Tetraphase Pharmaceuticals, Inc. (NASDAQ: TTPH) (2012 to 2020), XenoPort, Inc. (NASDAQ: XNPT) (1999 to 2016), where he was Chairman,

Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) (2014 to 2015), MAP Pharmaceuticals, Inc. (NASDAQ: MAPP) (2004 to 2011), and MAKO Surgical Corp. (NASDAQ: MAKO) (2008 to 2013). Dr. Freund is a member of the Advisory Board for the Harvard Business School Healthcare Initiative. Dr. Freund graduated from Harvard College with a B.A. in History in 1975, received an M.D. from Harvard Medical School in 1980 and an M.B.A. from Harvard Business School in 1982.

We believe that Dr. Freund’s extensive finance and investment experience, his experience as an executive, and his service on the board of directors of numerous public and privately held companies in our industry provide him with the qualifications and skills to serve as a director.

Neil F. McFarlane, Director. Mr. McFarlane has served as a member of our Board since April 2022. Mr. McFarlane previously served as the Chief Executive Officer and a member of the Board of Directors of Adamas Pharmaceuticals, Inc. between September 2019 and November 2021, when Adamas was acquired by Supernus Pharmaceuticals, Inc. From August 2016 to May 2019, Mr. McFarlane served as the Chief Operating Officer of Retrophin, Inc., now known as Travere Therapeutics, Inc., where he was responsible for overseeing the operations of Retrophin. From 2011 – 2016 Mr. McFarlane served as Vice President of UCB, Inc. (“UCB”). He served as Vice President and General Manager of UCB’s U.S. Immunology Business Unit and as Vice President for the Global Bone Business Unit in collaboration with Amgen Inc. Prior to his positions at UCB, Mr. McFarlane held positions of increasing responsibility with Genzyme Corporation (“Genzyme”) and Sangstat Medical Corporation prior to its acquisition by Genzyme. Mr. McFarlane served as an officer and enlisted soldier in the United States Army Reserves and received his B.S. and M.S. in Nursing from the University of Florida.

We believe that Mr. McFarlane’s over 20 years of global biopharmaceutical and life sciences experience provide him with the qualifications and skills to serve as a director.

Gwen Melincoff, Director. Ms. Melincoff has served as a member of our Board since August 2017. Ms. Melincoff has over 25 years of leadership experience in the biotechnology and pharmaceutical industries. Ms. Melincoff is currently managing director at Gemini Advisors LLC, a biopharmaceutical consultancy (since 2013) and an advisor to Verge Genomics, a startup drug discovery company (since 2016); she also served as an advisor to Agent Capital (from 2017 until 2021). From August 2014 to September 2016, she served as Vice President of Business Development at BTG International Inc., a specialist medical products company; she also served as an advisor to Phase 1 Ventures, a startup accelerator from 2015 through 2018. From September 2004 to December 2013, Ms. Melincoff was Senior Vice President of Business Development at Shire Plc (acquired by Takeda). In addition, from 2010 to 2013, she led the Shire Strategic Investment Group, the venture capital arm of Shire Plc. Prior to joining Shire Plc, Ms. Melincoff held managerial and business development positions at various pharmaceutical companies, including Adolor Corporation, Sterling Drug and NanoSystems (a subsidiary of Eastman Kodak).

Ms. Melincoff currently serves on the board of Gain Therapeutics, Protalix BioTherapeutics, Inc. (NYSE: PLX) and Soleno Therapeutics (NASDAQ: SLNO) (2019 to present). Previously, she served as a board member or observer on the boards of Tobira Therapeutics (acquired by Allergan), DBV Technologies, AM Pharma, ArmaGen Technologies, Promethera Biosciences, Naurex Inc. (acquired by Allergan), Kamada Ltd. (NASDAQ: KMDA), Photocure ASA and Enterome. Ms. Melincoff holds a B.S. in Biology from The George Washington University and an M.S. in Management and Health Care Administration from Pennsylvania State University. Ms. Melincoff has also attained the designation of Certified Licensing Professional (CLP™). Ms. Melincoff was named one of the “Top Women in Biotech

2013” by Fierce Biotech as well as being named to the Powerlist 100 of Corporate Venture Capital in 2012 and 2013.

We believe that Ms. Melincoff’s extensive experience in business development and general management in the life sciences industry and her valuable experience in corporate governance and acquisitions provide her with the qualifications and skills to serve as a director.

Continuing Directors with Terms Expiring at the

2023 Annual Meeting of Shareholders

Name	Age	Position
Joseph Ciaffoni	51	Director, President and Chief Executive Officer
Michael Heffernan, R.Ph.	57	Chairman
Gino Santini	65	Director

Joseph Ciaffoni, Director, President and Chief Executive Officer. Mr. Ciaffoni has served as our President and Chief Executive Officer, and as a director, since July 2018, and prior to that, served as our Executive Vice President and Chief Operating Officer since May 2017. Prior to joining us, Mr. Ciaffoni served as President, U.S. Branded Pharmaceuticals of Endo International plc, a specialty pharmaceutical company, from August 2016 to December 2016. Before that, from April 2012 to August 2016, Mr. Ciaffoni held various positions of increasing responsibility at Biogen Idec, including Senior Vice President, Global Specialty Medicines Group, Senior Vice President, U.S. Commercial and Vice President, U.S. Neurology Field Operations and Marketing. Prior to joining Biogen Idec, Mr. Ciaffoni was Executive Vice President and Chief Operating Officer of Shionogi Inc. and President of Shionogi Pharmaceuticals from July 2008 to October 2010. Mr. Ciaffoni also previously served as Vice President, Sales for Schering-Plough (now Merck) from May 2004 to June 2008, where he was responsible for the cholesterol franchise, and has held several commercial leadership roles at Sanofi-Synthelabo (now Sanofi) from January 2002 to April 2004 and Novartis from January 1994 to December 2001. Mr. Ciaffoni received a B.A. in Communications in 1993 and an M.B.A. in 2000, both from Rutgers, The State University of New Jersey.

We believe that Mr. Ciaffoni’s perspective and experience as a senior executive in the pharmaceutical industry, as well as the depth of his operations and board experience, provide him with the qualifications and skills to serve as a director.

Michael Heffernan, R.Ph., Chairman. Mr. Heffernan has served as a member of our Board since October 2003 and served as our President and Chief Executive Officer from October 2003 to June 2018. Since then, Mr. Heffernan has served as a consultant to pharmaceutical and biotechnology companies, and founded Avenge Bio, a private biotechnology company developing an immunotherapy platform to treat solid tumors, where he serves as chief executive officer. Mr. Heffernan has over twenty-five years of experience in the pharmaceutical and related healthcare industries. He was previously the Founder, President and Chief Executive Officer of Onset Therapeutics, LLC, a dermatology-focused company that developed and commercialized products for the treatment of skin-related illnesses and was responsible for the spin-off of the business from the Company to create PreCision Dermatology, Inc. which was acquired by Valeant Pharmaceuticals International, Inc. Mr. Heffernan has held prior positions as Co-Founder, President and Chief Executive Officer of Clinical Studies Ltd., a pharmaceutical contract research organization that was sold to PhyMatrix Corp., and as President and Chief Executive Officer of

PhyMatrix. Mr. Heffernan started his career at Eli Lilly and Company, where he served in numerous sales and marketing roles.

Mr. Heffernan serves on the board of directors of Akebia Therapeutics, Inc. (NASDAQ: AKBA) (2018 to present), Biohaven Pharmaceutical Holding Company Ltd. (NSYE: BHVN) (2020 to present), Synlogic, Inc. (NASDAQ: SYBX) (2020 to present) and Trevi Therapeutics, Inc. (NASDAQ: TRVI) (2017 to present). Mr. Heffernan previously served on the board of directors of Keryx Biopharmaceuticals, Inc., a public pharmaceutical company prior to its merger with Akebia, Ocata Therapeutics, Inc. (NASDAQ: OCAT), Cornerstone Therapeutics Inc. (now known as Chiesi USA, Inc.) (NASDAQ: CRTX), and Veloxis Pharmaceuticals A/S, prior to its acquisition by Asahi Kasei. Mr. Heffernan is a current member of the boards of several privately held companies. Mr. Heffernan graduated from the University of Connecticut with a B.S. in Pharmacy in 1987 and is a Registered Pharmacist.

We believe that Mr. Heffernan’s perspective and experience as a senior executive in the pharmaceutical industry, as well as the depth of his operations and board experience, provide him with the qualifications and skills to serve as a director.

Gino Santini, Director. Mr. Santini has served as a member of our Board since July 2012 and has served as our lead independent director since May 2015. Since December 2010, Mr. Santini has been a senior advisor providing financing and business consulting services to venture capital, pharmaceutical and biotechnology companies. Previously, Mr. Santini held various positions at Eli Lilly and Company (“Lilly”) from 1983 until his retirement from Lilly in December 2010, most recently as Senior Vice President of Corporate Strategy and Business Development, a position he held since 2007. Mr. Santini also served as a member of Lilly’s Executive Committee from January 2004 to his retirement and as President of U.S. Operations. He joined Lilly in 1983 as a financial planning associate in Italy.

Mr. Santini currently serves as a member of the board of directors of Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (2015 to present), Horizon Pharma plc (NASDAQ: HZNP) (2012 to present) and Allena Pharmaceuticals, Inc. (NASDAQ: ALNA) (2012 to present), as well as several privately held companies. Previously, Mr. Santini served on the board of directors of AMAG Pharmaceuticals Inc. (NASDAQ: AMAG) (2012 to 2020), Vitae Pharmaceuticals, Inc. (NASDAQ GS: VTAE) (2014 to 2016) and Sorin S.p.A., a company traded on the Italian Stock Exchange (2012 to 2015). He graduated from the University of Bologna, Italy with a B.S. in Mechanical Engineering in 1981 and received an M.B.A. from the Simon School of Business at the University of Rochester in 1983.

We believe that Mr. Santini’s perspective and experience as a senior executive at Lilly, as well as his extensive domestic and international commercial, corporate strategy, business development and transaction experience, provide him with the qualifications and skills to serve as a director.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our shareholders. This section describes key corporate governance practices that we have adopted. We have adopted a Code of Ethics, which applies to all of our officers, directors and employees, Corporate Governance Guidelines and charters for our audit committee, our compensation committee, our nominating and corporate governance committee and our compliance committee. We have posted copies of our Code of Ethics and Corporate Governance Guidelines, as well as each of our committee charters, on the Corporate Governance page of the Investors section of our website, www.collegiumpharma.com, which you can access free of charge. Information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We intend to disclose on our website any amendments to, or waivers from, our Code of Ethics that are required to be disclosed by law or NASDAQ Listing Rules. We will also provide copies of these documents as well as our other corporate governance documents, free of charge, to any shareholder upon written request to Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072, Attn: Investor Relations.

Key Corporate Governance Changes

Under the leadership of our nominating and corporate governance committee, we continually evaluate our corporate governance practices to ensure that these practices provide shareholders with the transparency, accountability and access that they deserve while enabling our management team and Board to conduct our business in a manner that is oriented towards creating long-term and sustainable growth.

In addition to the declassification of the Board of Directors, in recent years the Board and, as necessary, the shareholders approved the following changes:

●	elimination of the supermajority voting requirement for bylaws amendments, which now require the approval of a simple majority of outstanding shares;
●	stock ownership guidelines applicable to all of our directors and executive officers that impose certain ownership requirements for each of these individuals; and
●	a Clawback Policy that enables the compensation committee to require certain officers to repay or forfeit cash and equity-based incentive compensation that the Committee determines was in excess of compensation to which such officers were entitled based on restated financial statements.

We believe that each of these corporate governance changes represents an important step in the evolution of the Company, and taken together, accurately demonstrate our commitment to continuing to improve and enhance our governance and alignment with the interests of our shareholders.

Director Independence

The NASDAQ Listing Rules require a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board undertook a review of the composition of our Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our Board has determined that each of our directors, with the exception of Mr. Ciaffoni, is currently an “independent director” as defined under the NASDAQ Listing Rules. Our Board also determined that Mr. Bohlin and Drs. Fallon and Freund, who comprise our audit committee; Dr. Freund and Messrs. Bohlin and Santini, who comprise our compensation committee; and Ms. Melincoff and Drs. Balice-Gordon and Fallon, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable. Additionally, our Board determined that Theodore Schroeder, who served as a director and as a member of our compensation committee until May 2021 qualified as an “independent director” as defined under the NASDAQ Listing Rules and satisfied the independence standards for such committee established by the SEC and the NASDAQ Listing Rules. In making the independence determinations set forth above, our Board considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. There are no family relationships among any of our directors or executive officers.

Board Leadership Structure and Role in Risk Oversight

Our Board separated the positions of Chief Executive Officer and Chairman of the Board effective July 1, 2018 in connection with Mr. Ciaffoni’s promotion to President and Chief Executive Officer of the Company. Mr. Heffernan, our prior President and Chief Executive Officer, remains our Chairman, and Mr. Santini remains our Lead Independent Director. Our Board believes that the separation of the positions of Chief Executive Officer and Chairman of the Board, combined with a strong Lead Independent Director when we have a non-independent Chairman, reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board as a whole. Mr. Heffernan became independent under NASDAQ Listing Rules in early 2022, and the Board plans to consider Mr. Heffernan’s independence in its continuing evaluation of the Board’s leadership structure following the Annual Meeting. Though it does not have current plans to do so, our Board may combine the roles of Chief Executive Officer and Chairman of the Board again in the future if it believes that would be in the best interest of the company and its shareholders.

Mr. Heffernan, our current Chairman, presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the chairman of the board of directors of a company. Mr. Heffernan provides valuable insight to our Board due to the perspective and experience he brings as our former Chief Executive Officer.

Mr. Santini currently serves as our Lead Independent Director and presides over portions of regularly scheduled meetings at which only our independent directors are present. As Lead Independent Director, Mr. Santini serves as a liaison between management and the independent directors, works in conjunction with the Chairman and the Chief Executive Officer to plan and set schedules and agendas for Board meetings, and performs such additional duties as our Board may otherwise determine and delegate.

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including adopting guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with certain legal, regulatory and cybersecurity requirements. Our nominating and corporate governance committee monitors the efficacy of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our compliance committee monitors our programs regarding compliance with laws, regulations, and industry standards that, if breached, may cause significant business, regulatory, or reputational damage.

Board Meetings

During the year ended December 31, 2021, our Board held a total of four meetings. Each of our directors attended at least 75% of the aggregate number of meetings of our Board and meetings of any committee of which he or she was a member, which were held during the time in which he or she was a director or a committee member, as applicable.

Board Committees

Our Board has established an audit committee, a compliance committee, a compensation committee, and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our Board and is available on our website, www.collegiumpharma.com, under the Investors section. The information contained in, or that can be accessed through, our website is not part of this proxy statement. The table below provides the membership of each of the committees as of December 31, 2021, with further discussion on each committee and its function below the table.

Nominating &
	Audit	Compliance	Compensation	Corporate Governance
Name	Committee	Committee	Committee	Committee
Rita Balice-Gordon, Ph.D.	—	—	—	X
Garen Bohlin	X*	—	X	—
John Fallon, M.D.	X	X	—	X*
John Freund, M.D.	X	—	X*	—
Michael Heffernan	—	—	—	—
Neil F. McFarlane	—	—	—	—
Gwen Melincoff	—	—	—	X
Gino Santini	—	X*	X	—
* Committee Chairperson

Audit Committee

Our audit committee consists of Mr. Bohlin and Drs. Fallon and Freund and is chaired by Mr. Bohlin. Our audit committee met eleven times in 2021. The primary purpose of our audit committee is to assist our Board in the oversight of our accounting and financial reporting processes, the audit and integrity of our financial statements, and the qualifications and independence of our independent auditor and to prepare any reports required of the audit committee under the rules of the SEC. The audit committee has the following responsibilities, among other things:

●	hiring our independent registered public accounting firm and pre-approving the audit, audit related and permitted non-audit and tax services to be performed by our independent registered public accounting firm;
●	reviewing and approving the planned scope of the annual audit and the results of the annual audit;
●	reviewing the significant accounting and reporting principles to understand their impact on our financial statements;
●	reviewing quarterly with management its assessment of the effectiveness and adequacy of our internal control structure and procedures for financial reporting and reviewing annually with our independent registered public accounting firm the attestation to and report on the assessment made by management;

●	reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and financial information and earnings guidance provided to analysts and other third parties;
●	reviewing with our General Counsel or outside counsel any legal matters that may have a material impact on the Company’s financial statements, accounting policies and compliance policies and programs, including corporate securities trading policies, and engaging in direct communications with our General Counsel or outside counsel on any topic as it may deem necessary from time to time;
●	establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;
●	periodically reviewing and recommending appropriate changes to our Code of Ethics;
●	reviewing and approving related-party transactions; and
●	reviewing and evaluating, at least annually, our audit committee’s charter.

Our audit committee reviews related-party transactions for potential conflicts of interests or other improprieties in accordance with our related party transactions policy. See “Certain Relationships and Related Party Transactions—Policies and Procedures for Transactions with Related Persons.”

The financial literacy requirements of the SEC require that each member of our audit committee be able to read and understand fundamental financial statements. Our Board has determined that Mr. Bohlin qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and has financial sophistication in accordance with the NASDAQ Listing Rules.

Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compliance Committee

Our compliance committee consists of Messrs. Santini and Fallon, and is chaired by Mr. Santini. Our compliance committee met four times in 2021. The compliance committee has oversight regarding government investigations and litigation relating to our compliance with laws, regulations, and industry standards and oversees management’s development and implementation of our compliance and ethics policies and practices. The functions of our compliance committee include, among other things:

●	overseeing our activities in the area of compliance with laws, regulations and industry standards, except where the oversight responsibility is with the audit committee;
●	reviewing and monitoring significant compliance risk areas and the steps management takes to monitor, control, and report such compliance risk exposures;
●	monitoring and assessing the development and effectiveness of our compliance program and recommending improvements as necessary or appropriate, including the allocation of sufficient funding, resources and staff to the compliance program;

●	periodically reviewing and recommending to the full Board any changes to our Code of Ethics, which review and recommendations will be coordinated with those of the audit committee;
●	ensuring proper communication of significant compliance issues to the full Board;
●	reviewing and monitoring efforts to promote an ethical culture;
●	overseeing the mechanisms for employees to seek guidance and report concerns regarding matters of compliance with laws, regulations and industry standards;
●	receiving and evaluating reports and assessing risk regarding internal investigations or government or regulatory actions that may indicate a significant compliance or regulatory issue within the Company that may cause significant financial or reputational damage;
●	receiving and evaluating reports from our General Counsel regarding any data suggesting significant non-compliance with laws, regulations and industry standards that could affect the compliance program or the Company; and
●	reviewing and evaluating at least annually our compliance committee’s charter.

Compensation Committee

Our compensation committee consists of Dr. Freund and Messrs. Bohlin and Santini and is chaired by Dr. Freund. Prior to Mr. Bohlin joining the compensation committee in May 2021, the third member of the compensation committee was Mr. Schroeder, who resigned from the Board effective May 21, 2021. Our compensation committee met three times in 2021. The primary purpose of our compensation committee is to review the performance and development of our management in achieving corporate goals and objectives and to assure that our executive officers are compensated effectively in a manner consistent with the strategy of our company, competitive practice, sound corporate governance principles and shareholder interests. In carrying out these responsibilities, this committee oversees, reviews and administers all of our compensation, equity and employee benefit plans and programs. The functions of our compensation committee include, among other things:

●	reviewing and approving the corporate goals and objectives relevant to executive compensation, evaluating performance in light of those goals and objectives and setting the compensation for our executive officers;
●	reviewing and approving the terms of employment agreements and other employment-related arrangements with our executive officers other than our Chief Executive Officer and, reviewing and recommending to the Board the terms of employment agreements and other employment-related arrangements with our Chief Executive Officer;
●	reviewing and approving our compensation strategy for our employees;
●	overseeing and periodically reviewing the operation of all of our employee benefit plans;
●	reviewing and recommending to our Board the compensation of our directors;
●	administering our equity incentive plans and benefit plans and approving the grant of equity awards to our employees and directors under these plans;

●	reviewing and discussing with management our Compensation Discussion and Analysis and recommending to our full Board its inclusion in our periodic reports and proxy statement to be filed with the SEC;
●	preparing the report of the compensation committee to be included in our annual proxy statement;
●	monitoring the compliance of our directors and executive officers with our stock ownership guidelines;
●	engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and
●	reviewing and evaluating, at least annually, our compensation committee’s charter.

The agenda for each meeting of the compensation committee is usually developed by the chair of the compensation committee, in consultation with our Chief Executive Officer. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. No officer may participate in, or be present during, any deliberations or determinations of the compensation committee regarding the compensation for such officer or employee. Our Chief Executive Officer provides recommendations to our compensation committee with respect to executive and employee compensation, other than his own compensation, including with regard to individual performance levels. The compensation committee often takes into consideration the Chief Executive Officer’s input in granting annual cash incentives or equity awards and setting compensation levels.

The charter of the compensation committee grants the compensation committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The compensation committee is responsible for making determinations, or making recommendations to our Board, regarding compensation of executive officers, making changes to pre-approved salary ranges, salary increases, equity awards, incentive payments and pre-approved equity ranges for new hires and making material changes to benefits offered to our employees. In addition, the compensation committee makes recommendations to our Board regarding the compensation of directors and the initiation of offerings under our 2015 Employee Stock Purchase Plan. The compensation committee also administers our equity-based plans and determines whether to approve smaller increases in the number of shares reserved under our Amended and Restated 2014 Stock Incentive Plan and 2015 Employee Stock Purchase Plan than those that automatically occur each year pursuant to the “evergreen” provisions of such plans.

Under the charter of the compensation committee, the compensation committee may form and delegate any or all of its duties or responsibilities to a subcommittee of the compensation committee, to the extent consistent with our articles of incorporation, bylaws and applicable laws and rules of markets in which our securities then trade. The compensation committee has also delegated authority for certain actions to certain of our executive officers. For example, the compensation committee has delegated the authority (i) to amend our 401(k) Retirement Plan (the “401(k) Plan”) to the Chief Executive Officer and Chief Financial Officer

and (ii) to enter into employment agreements with all employees other than employees that directly report to the Chief Executive Officer and/or are executive officers, to the Chief Executive Officer.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Dr. Fallon, Ms. Melincoff and Dr. Balice-Gordon and is chaired by Dr. Fallon. Our nominating and corporate governance committee met five times in 2021. The primary purpose of our nominating and corporate governance committee is to assist our Board by identifying individuals qualified to become members of our Board, recommending a slate of nominees to be proposed by our Board to shareholders for election to our Board, developing and recommending corporate governance principles and guidelines of our company and monitoring compliance therewith and to recommend directors to serve on the committees of our Board.

The functions of our nominating and corporate governance committee include, among other things:

●	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to our Board;
●	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;
●	reviewing independence of our Board;
●	evaluating and making recommendations as to the size and composition of the Board;
●	recommending members for each board committee of our Board;
●	determining qualifications for service on our board;
●	reviewing and recommending to our board any changes to our corporate governance principles and guidelines;
●	reviewing the adequacy of our articles of incorporation and bylaws and recommending to our Board, as conditions dictate, amendments for consideration by our shareholders; and
●	periodically reviewing and evaluating, at least annually, our nominating and corporate governance committee’s charter.

Compensation Committee Interlocks and Insider Participation

Dr. Freund and Messrs. Bohlin and Santini served as members of our compensation committee as of the close of the fiscal year ended December 31, 2021 and Mr. Schroeder served as a member of the compensation committee until May 21, 2021.

No member of our compensation committee is or has ever been an executive officer or employee of ours. In addition, none of our executive officers currently serves, or has served during the last completed year, on the board of directors, compensation committee or other committee serving an equivalent function, of any other entity that has, or had at the time of such executive officer’s service, one or more officers serving as a member of our Board or compensation committee.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

Our Board has adopted a Code of Ethics applicable to all of our employees, executive officers and directors. The Code of Ethics is available on our website at www.collegiumpharma.com. Our Board is responsible for overseeing compliance with the Code of Ethics, and our Board or an appropriate committee thereof must approve any waivers of the Code of Ethics for employees, executive officers or directors. Disclosure regarding any amendments to the Code of Ethics, or any waivers of its requirements, will be made on our website.

Director Nomination Process

Identification and Evaluation of Nominees for Directors

Our nominating and corporate governance committee is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to our Board’s ability to work as a collective body, while providing us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure. Accordingly, our nominating and corporate governance committee recommends to our Board the re-nomination of incumbent directors for election who continue to satisfy our nominating and corporate governance committee’s criteria for membership on our Board, whom our nominating and corporate governance committee believes continue to make important contributions to our Board and who consent to continue their service on our Board. Consistent with this policy, in considering candidates for election at our annual meeting of shareholders, the nominating and corporate governance committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who consent to continue their service on our Board. If our nominating and corporate governance committee determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term, and there exist no reasons, including considerations relating to the composition and functional needs of our Board as a whole, why in our nominating and corporate governance committee’s view the incumbent should not be re-nominated, the nominating and corporate governance will, absent special circumstances, propose the incumbent director for nomination by our Board for re-election at our annual meeting of shareholders.

If any member of our Board does not wish to continue in service or if our Board decides not to re-nominate a member for re-election, the nominating and corporate governance committee will identify a new nominee that meets the nominating and corporate governance committee’s criteria for membership on our Board. The committee may, in its sole discretion, solicit recommendations for nominees from persons that the nominating and corporate governance committee believes are likely to be familiar with qualified candidates. These persons may include members of our Board, including members of the nominating and corporate governance committee, and our management team. The nominating and corporate governance committee may, in its sole discretion, determine to engage a professional search firm to assist in identifying qualified candidates. If a search firm is engaged, the nominating and corporate governance committee will set its fees and scope of engagement. The nominating and corporate governance committee may, in its sole discretion, solicit the views of the Chief Executive Officer, other members of our senior management and other members of our Board regarding the qualifications and suitability of candidates to be nominated as directors. The nominating and corporate governance committee may, in its sole discretion, designate one or more of its members (or the entire nominating and corporate governance committee) or other members of our Board to interview any proposed candidate. Based on all available information and relevant considerations, the nominating and corporate governance committee will select a candidate who, in the view of the committee, is most suited for membership on our Board. Prior to 2020, except in connection with the nomination of Dr. Fallon, the nominating and corporate governance committee had not utilized professional search firms to identify candidates to serve on our Board; however, a professional search firm was engaged to assist in filling the Board’s most recent vacancy with a candidate who, in addition to bringing needed skills and new expertise to the Board, also increased the Board’s gender diversity.

In making its selection of director nominees, the nominating and corporate governance committee evaluates any candidates proposed by shareholders under criteria similar to the evaluation of other candidates and in accordance with our bylaws and as is otherwise required pursuant to the Exchange Act. However, the nominating and corporate governance committee may consider, as one of the factors in its evaluation of shareholder-recommended nominees, the size and duration of the ownership by the recommending shareholder or shareholder group in our capital stock. The nominating and corporate governance committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of such annual meeting.

Shareholders wishing to suggest a candidate for director must write to our Corporate Secretary in accordance with our procedures detailed in the section below entitled “Shareholder Communications with Our Board.”

Shareholder nominations should be made according to the procedures set forth in our bylaws and detailed in the section below entitled “Shareholder Proposals and Director Nominations for 2023 Annual Meeting of Shareholders.” Such submissions must state the nominee’s name and address, together with information with respect to the shareholder or group of shareholders making the recommendation, including the number of shares of common stock owned by such shareholder or group of shareholders, as well as other information required by our bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Director Qualifications

The nominating and corporate governance committee has adopted guidelines and procedures for identifying and evaluating candidates for director that provide for a fixed set of specific minimum qualifications for its candidates for membership on our Board. At a minimum, each director is expected to:

●	understand our business and relevant industries in general;
●	regularly attend meetings of our Board and of any committees on which the director serves;
●	review in a timely fashion and understand materials circulated to our Board regarding us or our industry;
●	participate in meetings and decision-making processes in an objective and constructive manner; and
●	be reasonably available, upon request, to advise our officers and management.

The nominating and corporate governance committee will also consider factors such as the likelihood that he or she will be able to serve on our Board for a sustained period, global experience, experience as a director of a public company and knowledge of our industry. Consideration will be given to our Board’s overall balance of diversity of perspectives, backgrounds and experiences. Our nominating and corporate governance committee considers personal diversity, including gender, national origin, ethnic and racial diversity, as an additional benefit to our Board as a whole. The nominating and corporate governance committee considers the requirement that at least one member of our Board meet the criteria for an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC, and that a majority of the members of our Board be independent as required under the NASDAQ Listing Rules. The nominating and corporate governance committee believes it is appropriate for our Chief Executive Officer to serve as a member of our Board. Our directors’ performance and qualification criteria are reviewed periodically by the nominating and corporate governance committee.

In evaluating director nominees, the nominating and corporate governance committee will consider, among other things, the following factors:

●	the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in our proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;
●	if the candidate satisfies certain minimum qualifications and other criteria that we have set for membership on our Board;
●	if the candidate possesses any of the specific qualities or skills that under the nominating and corporate governance policies must be possessed by one or more members of our Board;
●	the contribution that the candidate can be expected to make to the overall functioning of our Board;
●	the extent to which the membership of the candidate on our Board will promote diversity among the directors; and
●	other factors such as independence under applicable NASDAQ Listing Rules, relationships with our shareholders, competitors, customers, suppliers or other persons with a relationship to the Company.

The nominating and corporate governance committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee is of the view that the composition of our Board, as a whole, should reflect a mix of skills and expertise that are appropriate for our company given our circumstances and that, collectively, enables our Board to perform its oversight function effectively. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

Director Attendance at Annual Meetings

Our Board has a policy of encouraging director attendance at our annual meetings of shareholders, but attendance is not mandatory. Our Board and management team encourage all of our directors to attend the Annual Meeting. All of our directors attended the 2021 annual meeting of shareholders in May 2021.

Shareholder Communications with our Board

Shareholders seeking to communicate with our Board must submit their written comments to our Corporate Secretary, Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072. The Corporate Secretary will forward such communications to each member of our Board, except in cases where, in the opinion of our Corporate Secretary it would be inappropriate to send a particular shareholder communication to a specific director, in which cases such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Compensation of Non-Employee Directors

Our non-employee director policy provides for cash compensation to the directors as follows:

Position	Cash Fees ($)
Annual Base Cash Retainer for Each Director	50,000
Additional Compensation for Non-Executive Chairman of the Board	60,000
Additional Compensation for Lead Independent Director	25,000
Additional Committee Chair Compensation
Audit Committee	20,000
Compensation Committee	18,000
Compliance Committee	18,000
Nominating and Corporate Governance Committee	10,000
Additional Committee Membership Compensation
Audit Committee	10,000
Compensation Committee	9,000
Compliance Committee	9,000
Nominating and Corporate Governance	5,000

In addition to the foregoing cash compensation, upon joining the Board, each non-employee director will receive restricted stock units of the Company, with the number of such units determined by dividing $225,000 by the average closing price of our common stock for the 30-day period ending on the trading day immediately prior to the date of grant. Each non-employee director is also granted, on the date of each annual meeting of shareholders, restricted stock units of the Company, with the number of such units determined by dividing $225,000 by the average closing price of our common stock for the 30-day period ending on the trading day immediately prior to the date of grant. New directors who join after the Company’s annual meeting of shareholders for the applicable year but six or more months before the next annual meeting will also receive a full annual grant amount at the time of joining. New directors who join after the annual meeting but less than six months before the next annual meeting would receive 50% of the annual grant amount.

The following table sets forth in summary form information concerning the compensation that we paid or awarded for services rendered during the fiscal year ended December 31, 2021 to our independent, non-employee directors.

			Option
	Fees Earned or	Stock	Awards
Name	Paid in Cash ($)	Awards ($)(1)	($)(2)	Total ($)
Rita Balice-Gordon, Ph.D.	55,000	242,560	–	297,560
Garen G. Bohlin	79,000	242,560	–	321,560
John A. Fallon, M.D.	70,000	242,560	–	312,560
John G. Freund, M.D.	78,000	242,560	–	320,560
Michael T. Heffernan, R.Ph.	110,000	242,560	–	352,560
Gwen Melincoff	55,000	242,560	–	297,560
Gino Santini	107,000	242,560	–	349,560
Theodore R. Schroeder (3)	43,633	–	–	43,633

(1)	Amounts represent the grant date fair value of stock awards granted during 2021, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. See Note 15 of the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for assumptions used in calculating this amount. The grant date fair value of stock awards granted during 2021 for each non-employee director was $24.40. As of December 31, 2021, the aggregate number of shares underlying stock awards held by each non-employee director were as follows; Dr. Balice-Gordon: 14,968; Mr. Bohlin: 18,695; Dr. Fallon: 9,941; Dr. Freund: 18,695; Mr. Heffernan: 9,941; Ms. Melincoff: 18,695; Mr. Santini: 18,695; and Mr. Schroeder: zero.
(2)	Amounts represent the grant date fair value of stock options granted during 2021, as calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. See Note 15 of the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for assumptions used in calculating this amount. As of December 31, 2021, the aggregate number of shares underlying stock options held by each non-employee director were as follows; Dr. Balice-Gordon: 10,055 (of which 10,055 were exercisable as of December 31, 2021); Mr. Bohlin: 79,553 (of which 79,553 were exercisable as of December 31, 2021); Dr. Fallon: 56,868 (of which 56,868 were exercisable as of December 31, 2021); Dr. Freund: 65,568 (of which 65,568 were exercisable as of December 31, 2021); Mr. Heffernan: 456,707 (of which 456,707 were exercisable as of December 31, 2021); Ms. Melincoff: 47,082 (of which 47,082 were exercisable as of December 31, 2021); Mr. Santini: 65,568 (of which 65,568 were exercisable as of December 31, 2021); and Mr. Schroeder zero (of which none were exercisable as of December 31, 2021).
(3)	Mr. Schroeder resigned from our Board effective May 21, 2021. Following Mr. Schroeder’s resignation, 12,601 shares underlying option awards were forfeited.

Board Diversity

Board diversity and inclusion is critical to Collegium’s success. While we do not have a formal policy on Board diversity, the Board is committed to building a Board that consists of the optimal mix of skills, expertise, and diversity so that the Board is capable of effectively overseeing the execution of our business and meeting the Company’s evolving needs, with diversity reflecting gender, age, race, ethnicity, background, professional experience and perspectives. The Nominating and Corporate Governance Committee considers the value of diversity on the Board in evaluating director candidates. Accordingly, the Nominating and Corporate Governance Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board.

As presently constituted, the Board represents a deliberate mix of members who have a deep understanding of our business as well as members who have different skill sets and points of view. The recently adopted listing requirements of NASDAQ require each listed company, subject to certain exceptions for smaller reporting companies and companies with five or fewer members, to have, or explain why it does not have, at least two Diverse directors on the board, including at least one Diverse director who self-identifies as Female, and at least one Diverse director who self-identifies as an Underrepresented Minority or LGBTQ+. Each term used above and in the matrix below has the meaning given to it in NASDAQ Listing Rule 5605(f).

As a company listed on the NASDAQ Global Select Market, we are required to have, or explain why we do not have, at least one Diverse director by the later of (i) August 6, 2023 or (ii) the date we file our proxy statement for our 2023 Annual Meeting of Stockholders, and at least two Diverse directors by the later of (i) August 6, 2025 or (ii) the date we file our proxy statement for our 2025 Annual Meeting of Stockholders. The matrix below provides certain highlights of the composition of our Board members based on self-identification.

Board Diversity Matrix (As of April 6, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6		1
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background				1

Environmental and Social Issues

Environmental, social, and governance (“ESG”) is fundamental to our strategy, purpose and culture. We retained a third-party consultant (NASDAQ) to review our ESG strategy and disclosures, with ultimate oversight maintained by our Board of Directors and operationalized by our Nominating and Corporate Governance committee. We are currently surveying all company departments with responsibility for activities that impact our ESG profile, including Commercial Operations, Supply Chain Management, Research and Development, Clinical Operations, Human Resources and Legal, among others. We are also committed to aligning our practices with stakeholder expectations and third-party frameworks including the Sustainability Accounting Standards Board (SASB) Biotechnology & Pharmaceuticals standard, which affirms our commitments to the safety of clinical trial participants, drug safety and other priorities important to our stakeholders.

Environment

In 2021, we began refreshing our environmental risk management policies through setting baselines and tracking resources with a focus on reducing environmental impacts while exploring appropriate disclosures about future climate risks and the material impacts on our company.

We conduct our operations in compliance with applicable laws, directives and regulations. Our current material handling policies and management systems include procedures for assessing compliance with applicable laws and regulations and reporting incidents of non-compliance to applicable governmental authorities.

Moreover, we are reviewing and updating our vendor performance management policies governing our manufacturing vendors, as part of our commitment to environmental sustainability, in order to minimize resource use (e.g., energy and water) and waste generation, optimize the use of raw materials, and undertake continuous improvement in environmental performance, with an emphasis on recycling of packaging materials and working with sustainability opportunities in our vendor supply chains.

Collegium Culture, Employee Engagement and Management of Human Capital Resources

Our employees are foundational to our current and future success, and we believe that their engagement and commitment are among our most valuable assets. As we seek to build and sustain a challenging, inspiring, and inclusive environment for our employees, we have focused on safety and wellness; talent acquisition and retention; employee engagement, development, and training; diversity and inclusion; and compensation and pay equity.

At Collegium, we recognize that we have a responsibility to hold ourselves to the highest standard of business and professional ethics. Our Core Values are the foundational principles of our organization and guide our work, how we interact with each other and our communities and influence the business strategies we employ to fulfill our mission. Our Core Values are: maintain uncompromising Integrity in everything we say and do; embrace the Differences among us to make our ideas richer and better serve our communities; encourage Expression to push ourselves to think big and make our voices heard; and be Accountable to each other, our customers and our communities.

As one reflection of our Core Values, Collegium is dedicated to being a responsible corporate citizen. We and our employees strive to make a positive impact in the communities where we live and work by fostering a culture of philanthropy, service, and mentorship, supporting the wellness of our communities, and working for equitable access to education and educational resources. In addition, Collegium has a charitable matching gift program, which enables employees to make matched charitable donations to any registered 501(c)(3) charity. Collegium has also established a service initiative, which includes financial donations supporting local and national nonprofits with a focus on STEM initiatives and community service. In 2021, Collegium donated over $140,000 and over 400 hours of service in support of these charitable initiatives.

Employee Health & Safety

We believe that the success of our business is fundamentally connected to the well-being of our employees; accordingly, we are committed to their health, safety, and wellness. We provide all employees and their families with access to a variety of innovative, flexible and convenient health and wellness programs. These programs include benefits that provide protection and security so they can have peace of mind concerning events that may require time away from work or that impact their financial well-being; that support their physical and mental health by providing tools and resources to help them improve or maintain their health status and encourage engagement in healthy behaviors; and that offer choice where possible so they can customize their benefits to meet their needs and the needs of their families. In response to the COVID-19 pandemic, we implemented significant changes that we determined were in the best interest of our employees, as well as the community in which we operate, and which comply with government regulations. From March 2020 through August 2021, we modified our remote work policies to enable our employees to work from home wherever possible, and for employees who could not, or chose not to, work from home, we implemented safety measures to help prevent the spread of COVID-19 in the workplace, such as mandatory face coverings, social distancing, hand hygiene, and limited face-to-face meetings. Since August 2021, when all office-based employees returned to the office on a hybrid workweek basis, both office-based and field-based employees (except in very limited circumstances) have been required to be fully vaccinated against COVID-19.

Employee Engagement

None of our employees are represented by a labor organization or under any collective bargaining arrangements. We consider our employee relations to be good. In December 2021, Collegium was recognized by the Boston Globe as a 2021 Massachusetts Top Place to Work. In February 2022, Collegium was recognized as a 2022 National Top Place to Work (for the second year in a row). This award is based on an anonymous employee survey concerning engagement, leadership, connection, company values, benefits, and other topics. These surveys are conducted annually; in 2021, the recognition was based on participation and feedback from 78.3% of our workforce. We believe these recognitions reflect our dedication to our four Core Values.

Talent Acquisition & Retention

We seek to identify, recruit, retain, incentivize, and integrate our existing and new employees, advisors and consultants. All full-time employees receive stock-based and cash-based compensation awards through the compensation cycle; stock-based compensation includes restricted stock units, or RSUs, for the entire organization. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel as they strive to increase stockholder value and contribute to the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives. Collegium offers a comprehensive and competitive benefit package to all full-time employees that includes medical, dental and vision benefits; flexible spending account; life and disability insurance; paid parental and caregiver leave; a 401(k) with a dollar-for-dollar matching contribution on the first 5% contributed by the employee; an employee stock purchase plan; a hybrid workweek that allows most employees to work from home up to two days each week, and charitable matching up to $1,000 per employee per calendar year for donations to registered 501(c)(3) charity. In addition, we sponsor an employee recognition program that allows Collegium employees to reward their co-workers who have exhibited one of the Company's Core Values and/or Leadership Behaviors by awarding them points that can be redeemed for gift cards or merchandise. In 2021, we had 32 new hires and, as of March 15, 2022, our voluntary turnover rate was 17.7% in the home office and 7.8% in the field.

Employee Training & Development

Collegium believes that career development begins with good conversations between employees and their managers that ensure regular feedback, and the Company has implemented tools and annual processes that allow all employees in conjunction with their managers to explore possibilities and drive development action. All employees work with their managers to create annual Individual Development Plans with specific objectives and resource requirements. We encourage our employees to develop both breadth and depth of experience, to build transferable skills, broaden perspective and to hone technical skill sets. While career promotion is driven by business needs and sustained strong performance and capabilities, we have identified and articulated leadership behaviors that drive career development within the organization, and our people managers provide feedback to all employees that is tied to demonstration of these skills. We also conduct an annual Leadership Summit that is focused on aligning leaders around a common set of organizational priorities; building and fostering Collegium’s culture; facilitating knowledge exchange and development amongst Collegium’s leaders; and fueling networking and collaboration across the organization.

Diversity, Equity, and Inclusion

We are unwavering in our commitment to treat our colleagues with equal humanity, and we will be open-minded and inclusive in our dealings with one other, both because these expectations flow from our Core Values and because creating a diverse, equitable, and inclusive environment improves our performance and our business. When people feel appreciated and included, they can be more creative, innovative, and successful, which in turn drives commercial success and enhances shareholder value. Leveraging the contributions of a diverse employee population creates an environment in which individual differences and capabilities are valued. We are therefore committed to employing people whose diverse backgrounds contribute to innovation and allow our company to approach the complex issues that face our industry from many different perspectives. Consistent with this belief, we are committed to ensuring that our employees are treated with respect and dignity to drive a culture of inclusion that values the broad perspective of each employee and fully harnesses the contributions they can make.

As of March 15, 2022, our workforce breakdown with respect to gender and self-reported race and ethnicity was as follows:

Ethnicity	#	%
Asian (Not Hispanic or Latino)	11	7.4%
Black or African American (Not Hispanic or Latino)	8	5.4%
Hispanic or Latino	3	2.0%
Prefer Not to Disclose	2	1.4%
Two or More Races (Not Hispanic or Latino)	1	0.7%
White (Not Hispanic or Latino)	123	83.1%

Gender	#	%
Female	74	50.0%
Male	74	50.0%

As in everything we do, we are committed to continuous improvement in this area. In recent years, we launched a Diversity, Inclusion and Equity Council (the “Council”) comprised of a cross-functional group of employees, and chaired by our Chief Executive Officer, that focuses on listening to and learning from our lived experiences and aligning on actions that we can take to improve the diversity and inclusivity of our organization. The Council is, among other activities, working to enhance our training curriculum with ongoing, mandatory diversity, equity, and inclusion education. We have also engaged in a review of our recruitment and hiring practices with the intention of improving the diversity of Collegium at all levels. While we are proud of the diversity of backgrounds and identities that our workforce exhibits, we will make the necessary investments of time, resources, and engagement to make sustained improvements in this area.

AUDIT COMMITTEE REPORT

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at www.collegiumpharma.com.

In the performance of its oversight function, the audit committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2021 with management and with Deloitte & Touche LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2021. In addition, the audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, and all other communications required under the PCAOB standards. The audit committee has met with Deloitte & Touche LLP, with and without management present, to discuss the results of its examination, its evaluation of our internal control over financial reporting and the overall quality of our financial reporting. The audit committee has also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Deloitte & Touche LLP their independence from us.

Based on the review and discussions referenced above, the audit committee recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Audit Committee:
Garen Bohlin, Chairman
John Fallon, M.D.
John Freund, M.D.

The foregoing report of the audit committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are conducting a shareholder advisory vote on the compensation paid to our named executive officers. This proposal, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on our named executive officers’ compensation. The vote is advisory, and, therefore, it is not binding on the Board, the compensation committee, or the Company. Nevertheless, the compensation committee will take into account the outcome of the vote when considering future executive compensation decisions. At the 2019 Annual Meeting, the shareholders indicated their preference that we solicit a “say-on-pay” vote annually. The Board has adopted a policy that is consistent with that preference.

As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to attract, motivate and retain our named executive officers who are critical to our success. Our Board believes that our executive compensation program is well tailored to retain and motivate key executives while recognizing the need to align our executive compensation program with the interests of our shareholders and our “pay-for-performance” philosophy. We encourage our shareholders to read the “Compensation Discussion and Analysis” section as well as the “Summary Compensation Table” table below and other related compensation tables and narrative disclosures, which describe our executive compensation philosophy, programs, and practices and the 2021 compensation of our named executive officers.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described herein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, programs, and practices as described in this Proxy Statement.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AT THE ANNUAL MEETING.

EXECUTIVE OFFICERS

The following are biographical summaries of our executive officers and their ages, except for Mr. Ciaffoni, whose biography is included under the heading “Proposal 1: Election of Directors” set forth above:

Name	Age	Position(s)
Joseph Ciaffoni	51	Director, President and Chief Executive Officer
Colleen Tupper	46	Executive Vice President and Chief Financial Officer
Shirley Kuhlmann	38	Executive Vice President, General Counsel and Chief Administrative Officer
Scott Dreyer	50	Executive Vice President and Chief Commercial Officer
Dr. Thomas B. Smith	61	Executive Vice President and Chief Medical Officer

Colleen Tupper, Executive Vice President and Chief Financial Officer. Ms. Tupper has served as our Executive Vice President and Chief Financial Officer since May 2021. Prior to joining us, Ms. Tupper most recently served as Chief Financial Officer, U.S. Business Unit as well as a member of the U.S. Business Unit Executive Leadership Team and the Global Finance Leadership Team at Takeda from January 2019 to April 2021. Prior to that role, Ms. Tupper held several roles of increasing responsibility at Shire Pharmaceuticals (acquired by Takeda in 2019) including Vice President, U.S. Commercial Finance, Vice President, Finance Integration Lead, and Vice President, Head of Finance Global Neuroscience and Ophthalmics. Earlier in her career, Ms. Tupper served in various finance and accounting roles at both Shire Pharmaceuticals and Antigenics (now Agenus). Ms. Tupper received a B.S. in Accounting from Franklin Pierce University.

Shirley Kuhlmann, Executive Vice President, General Counsel and Chief Administrative Officer. Ms. Kuhlmann has served as our Executive Vice President and General Counsel since March 2018 and as our Chief Administrative Officer since March 2022. Prior to joining us, Ms. Kuhlmann was a corporate and securities attorney at Pepper Hamilton LLP from September 2007 until March 2018. At Pepper Hamilton, where she was made a partner effective January 2017, Ms. Kuhlmann advised private and public companies on a range of commercial and transactional matters, including financings, corporate governance and disclosure matters, and mergers and acquisitions and other business combination transactions. Ms. Kuhlmann holds a B.A. in Economics/Political Science from Columbia University in 2004 and a J.D. from Emory University School of Law in 2007.

Scott Dreyer, Executive Vice President and Chief Commercial Officer. Mr. Dreyer has served as our Executive Vice President and Chief Commercial Officer since July 2018, and joined us in January 2018 as Senior Vice President, Sales, Marketing and Training. Prior to his service with us, Mr. Dreyer served as the Senior Vice President, Sales, Marketing and Commercial Operations at The Medicines Company, a biopharmaceutical company, from September 2016 to December 2017; Vice President and Chief Marketing Officer – US at Biogen, a biotechnology company, from June 2014 to September 2016; and Vice President, Business Development at Publicis Touchpoint Solutions, a healthcare commercialization company, from September 2013 to June 2014. Mr. Dreyer began his career in the pharmaceutical industry at Merck & Co., where he held roles of increasing responsibility from 1994 to 2013, including Vice President of Hospital and Oncology Sales from 2011 to 2012, and Vice President of Primary Care Sales from 2012 until 2013. Mr. Dreyer holds a B.S. in Biology from Messiah College in 1994.

Thomas B. Smith, M.D., Executive Vice President and Chief Medical Officer. Dr. Smith has been our Chief Medical Officer since March 2022. Dr. Smith serviced as the Chief Medical Officer of BioDelivery Sciences International, Inc. from July 2018 until March 2022. Dr. Smith brings nearly thirty years of medical experience and expertise in the field of pain management. His extensive and wide-ranging roles include having served as Chief Medical Officer at various leading pain companies, head of medical affairs at top tier pharma and CRO companies, as well as running his own private practice. Dr. Smith served as Chief Medical Officer at Charleston Labs, Inc., from January 2017 to July 2018 and from October 2014 to January 2017, he served as the Chief Medical Officer of Ameritox, Ltd. Dr. Smith previously served as Chief Medical Officer for Mallinckrodt Pharmaceuticals from 2012 to 2014 and held clinical leadership roles at Abbott Laboratories, Teva Pharmaceuticals, Kendle International, Akros Pharma and Genzyme during 2001 to 2014. Dr. Smith earned a Doctor of Medicine degree from the Indiana University School of Medicine and a Bachelor of Science degree from Purdue University. He is a member of several medical societies and organizations including the American Medical Association and the American Academy of Family Physicians. Dr. Smith is a highly published scientific author and has delivered more than 150 presentations in his field of expertise.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation strategy, philosophy, policies and practices underlying our executive compensation programs for 2021. It also provides information regarding the manner and context in which compensation was earned by and awarded to our 2021 named executive officers listed below, whom we refer to collectively as “named executive officers” or “NEOs.”

●	Joseph Ciaffoni, our President and Chief Executive Officer;
●	Colleen Tupper, our Executive Vice President and Chief Financial Officer;
●	Scott Dreyer, our Executive Vice President and Chief Commercial Officer;
●	Shirley Kuhlmann, our Executive Vice President, General Counsel and Chief Administrative Officer;
●	Richard Malamut, M.D., our former Executive Vice President and Chief Medical Officer who served until March 2022;
●	Paul Brannelly, our former Executive Vice President and Chief Financial Officer who served until May 2021; and
●	Alison Fleming, Ph.D., our former Executive Vice President and Chief Technical Officer who served until September 2021.

Executive Summary

2021 Performance Highlights

In 2021, and despite the impact of the COVID-19 pandemic, which among other things impaired our field organization’s ability to call on pain physicians and complete other tasks as originally planned prior to the emergence of the pandemic, we delivered a financially transformative year for the organization. Some of the key highlights include:

●Achieved the largest market share increase for Xtampza ER since its first full year of launch, with an exit share of 33% of the oxycodone extended-release market, an 8-percentage point increase versus 2020.

●Leveraged our cost structure by containing the increase in GAAP operating expense to less than 10%. When GAAP operating expenses are adjusted for stock-based compensation, restructuring, and litigation, the adjusted operating expenses were flat versus 2020.

●Executed a corporate restructuring in the fourth quarter of 2021, positioning the Company to maximize the potential of its portfolio and to efficiently absorb a commercial stage, high-synergy acquisition.

●Transitioned to a dedicated manufacturing suite for Xtampza ER and filed a Prior Approval Supplement for an alternate Nucynta® ER manufacturing site in December 2021. We expect transition of supply and benefit to cost of production to begin in the second half of 2022 and expect to realize full cost savings in 2023.

●	Returned $42.9 million to shareholders through share repurchase and repaid $50.0 million of debt.

●Announced settlement framework to resolve pending opioid litigation.

●Received recognition of our strong corporate culture through the Boston Globe Top Places to Work and National Top Workplaces awards

In addition, in early 2022 we completed the transformative acquisition of BioDelivery Sciences International, Inc. (the “BDSI Acquisition”), which was the result of significant business development efforts by the Collegium team in 2021.

COVID-19 Impact and 2021 Revenue Adjustment

Although our 2021 financial and operational performance was strong, in 2021, and as reported in our Annual Report for the year ended December 31, 2021, the COVID-19 pandemic continued to have a significant impact on our business. Notwithstanding the lifting of COVID-19 restrictions in many jurisdictions, and amidst continuing public health concerns related to the spread of COVID-19, weekly pain patient office visits continue to be depressed compared to pre-COVID periods, which in turn may account for fewer patients beginning therapy with our products. We believe that the disruptions caused by COVID-19 will continue and there remains substantial uncertainty as to when such disruptions will cease.

In addition, as more fully set forth in our Annual Report for the year ended December 31, 2021, during the year ended December 31, 2021, there were unprecedented and significant disruptions in the processing of product returns. Specifically, our wholesaler customers, via the third-party returns processor that they directly and indirectly engage to process the majority of our product returns, failed to return products to us timely in the ordinary course. Due to the failure of the customers and their vendor to return products timely, we did not physically receive returned products corresponding to a significant majority of the returns claimed and could not validate or finalize customer return claims, nor determine if the return was or would be eligible for refund upon the physical return. As a result of the uncertainty associated with efforts to enforce our returns policy, as well as the impact of unprocessed claims on estimates of future returns, we recorded an adjustment to reduce product revenue, net of $38.3 million. We refer to this adjustment as the 2021 Revenue Adjustment.

2021 Compensation

In 2021, we continued to work to align our executive compensation programs with shareholder interests as compensation earned under these programs was substantially linked to the achievement of our corporate performance goals. In the judgment of the compensation committee, and our Board, the financial and operational performance of the company, after taking into account the unforeseen and adverse impacts of the COVID-19 pandemic and the 2021 Revenue Adjustment, created substantial value for shareholders. Accordingly, and consistent with our pay-for-performance philosophy, the payouts under these programs for 2021 were substantially at target payout levels.

Overview of Our Executive Compensation Program

We have designed our executive compensation program to motivate our management team to create long-term value for our shareholders through the achievement of strategic business objectives, while effectively managing the risks and challenges inherent to a growing specialty pharmaceutical company. Specifically, our executive compensation program is designed to promote the achievement of key strategic objectives by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable performance goals. Our corporate goals for 2021 were focused on commercial execution across our portfolio, as well as expanding and enhancing our manufacturing capabilities, executing on strategic business development and building organizational strength and depth.

Our executive compensation programs are designed to be competitive with our peer group to enable us to attract, motivate, reward, and retain outstanding talent. Our compensation programs are based on the following key principles:

●	Link a significant portion of executive pay with performance and the achievement of our annual and long-term strategic goals;
●	Align our executives’ interests with those of our shareholders through equity compensation;
●	Ensure our overall compensation is competitive in the industry and market in which we compete for executive talent; and
●	Recognize corporate performance, individual contributions, and teamwork.

Say-on-Pay Voting

In 2021, the annual say-on-pay vote reflected overwhelming support of our executive compensation program – with approximately 98% of votes cast supporting such program. We look forward to continuing to receive feedback from our shareholders through the annual say-on-pay advisory vote and to incorporating the feedback we receive as we evolve our executive compensation program.

Roles and Responsibilities of Participants in our Executive Compensation Process

Role of the Compensation Committee

Our compensation committee, which consists of three independent directors, has primary responsibility for overseeing and administering a compensation program for our named executive officers. In making executive compensation decisions, our compensation committee considers a variety of factors and data, most importantly our corporate performance and individual executives’ performance, and takes into account the totality of compensation that may be paid and compensation trends amongst our peer group. Our compensation committee retains the right to hire outside advisors as needed to assist it in reviewing and revising our executive compensation programs.

The responsibilities of the compensation committee are set forth in detail in the “Corporate Governance” section in this Proxy Statement and in the compensation committee charter, which can be found on our website at www.collegiumpharma.com under the caption “Investors—Corporate Governance—Committee Charters.” In particular, the compensation committee annually reviews the base salaries, cash incentives and equity compensation of our named executive officers and periodically reviews other elements of our compensation program.

Role of the Independent Compensation Consultant

Our compensation committee believes that independent advice is critical in developing the Company’s executive compensation programs. The compensation committee engaged W.T. Haigh & Company (“W.T. Haigh”), an independent compensation consultant, during the fiscal year ended December 31, 2021.W.T. Haigh provides guidance on trends in executive and non-employee director compensation, the development of specific executive compensation programs and the composition of the Company’s compensation peer group. W.T. Haigh also engages in other matters as needed and as directed solely by our compensation committee. The Company pays the cost for W.T. Haigh’s services. However, the compensation committee retains the sole authority to direct, terminate or engage W.T. Haigh’s services. Compensation for all services provided by W.T. Haigh did not exceed $120,000 during the fiscal year ended December 31, 2021. W.T. Haigh does not provide any other services to the Company and reports directly to the Committee. Our compensation committee assesses W.T. Haigh’s independence annually and, in accordance with applicable SEC and Nasdaq rules, confirmed that W.T. Haigh’s work did not raise any conflicts of interest and that W.T. Haigh remains independent under applicable rules.

Role of the Chief Executive Officer

Each year our Chief Executive Officer provides an assessment of the performance of each executive officer, other than himself, during the prior year and makes recommendations to our compensation committee about the compensation of each executive. Our Chief Executive Officer’s recommendations are based on numerous factors including:

●	Company, team and individual performance;
●	Leadership competencies;
●	External market competitiveness; and
●	Internal pay comparisons.

Our Chief Executive Officer also provides a self-assessment of his achievements for the prior year. Our compensation committee reviews and considers the Chief Executive Officer’s recommendations, as well as his self-assessment, together with all of the other information presented, including the input and recommendations of W.T. Haigh, in determining the elements of compensation and target compensation levels for each named executive officer. Beginning with 2022 compensation, our compensation committee recommends the compensation of the Chief Executive Officer to our Board of Directors for approval.

Executive Compensation Philosophy and Strategy

Our executive compensation programs are designed to reward the achievement of our short- and long-term strategic objectives and to drive the creation of long-term shareholder value by successfully executing our business strategy. We aim to achieve this by designing programs that are:

●	Mission and Performance Focused. Our executive compensation programs provide our executives with incentives to achieve the near- and long-term objectives of our business. All of our executive incentive compensation programs are tied directly, and meaningfully, to Company performance.

None of our corporate goals entail or anticipate growth in the opioid market, and each of our corporate goals that pertain to product sales is consistent with our goal of being the leader in responsible pain management.

●	Competitive Within Our Industry. We strive to ensure the total value of our compensation package is fully competitive within our industry and is consistent with our performance. We benchmark our executive compensation programs against a peer group of pharmaceutical companies that are of similar size and complexity, and that are representative of the companies with which we compete for talent.

●	Balanced for Short-Term and Long-Term Performance. We structure our executive compensation programs to emphasize the importance of achieving short-term goals while building and sustaining a foundation for long-term success. Striking the right balance between short-term and long-term incentives is a critical component of our risk management strategy, for which our Board has oversight responsibility.

●	Shareholder Aligned. Every Collegium employee has a vested interest in our Company’s long-term success through participation in our equity compensation programs. To reinforce this alignment with our shareholders, we strongly encourage stock ownership through our equity-based compensation programs. For our named executive officers, who set and lead the future strategic direction of our Company, we ensure that a significant portion of their total compensation is delivered in the form of equity to maintain alignment between their interests and those of our shareholders. To further reinforce our shareholder alignment philosophy, our performance share unit program uses annual and three-year relative total shareholder return as its performance measure.

Components of our Executive Compensation Program

Base Salary, Annual Cash Incentive, and Long-Term Equity Incentive

We strive to recognize the efforts involved in managing our business by compensating our named executive officers for the demands and risks associated with our business through three core elements that are designed to reward performance in a simple and straightforward manner:

(1)	Base Salary;
(2)	Annual Cash Incentives; and
(3)	Long-Term Equity Incentives.

Each component of our executive compensation program has different purposes and key characteristics; when combined, we believe that the components of our executive compensation program align with our executive compensation philosophy and objectives described above to enable us to attract, motivate and retain a strong and capable leadership team.

Base Salary	Annual Cash Incentives	Long-Term Equity Incentives
●
Provides fixed level of compensation for performing essential daily elements of role
●
Reviewed annually and adjusted, as appropriate, to reflect skills and experience, level of responsibility, scope of complexity of role, and competitive market dynamics
● Designed to reward performance against corporate objectives that are aligned with creation of shareholder value ● Sized as a percentage of base salary ● Paid in cash
●
Motivates executive officers to achieve our corporate objectives by linking compensation to creation of long-term shareholder value.
●
Comprised of restricted stock units (RSUs) and performance share units (PSUs)
●
RSUs vest in installments over 4 years while PSUs vest, if earned, annually and over the 3-year performance period

In 2021 (and again in 2022), the long-term equity incentive component of our executive compensation program was comprised of restricted stock units (“RSUs”) and performance share units (“PSUs”). The following illustrates the mix of equity awards for 2021 (and again in 2022):

The RSU component of the long-term equity incentive incentivizes our named executive officers to contribute to value creation, with the advantage that RSUs retain value in the face of stock price volatility common to growing pharmaceutical companies. The RSUs have a four-year service-based vesting period that reinforces our focus on long-term, sustainable growth and serves as a key retention tool.

The PSU component of the long-term equity program also incentivizes our named executive officers to contribute to value creation and rewards superior stock price performance aligned with our pay for performance philosophy. PSUs are earned based on the relative ranking of our total stockholder return (“TSR”) over one- and three-year measurement periods versus the TSR of the S&P Pharmaceutical Select Industry Index.

2021 Compensation Mix at Target

Our compensation mix is structured to ensure that a significant portion of the total compensation opportunity for our named executive officers is directly related to our performance and other factors that influence shareholder value. For 2021, the graph below shows, for our named executive officers, the mix of fixed compensation, composed of base salary, compared to performance and stock price-variable compensation, comprised of target annual cash incentive and long-term equity incentives (equity valued based on the average closing price over 30 days):

We also believe our executive compensation should be structured to appropriately balance cash compensation with equity-based compensation. For 2021, the graph below shows, for each of our named executive officers, the mix of cash-based compensation, comprised of base salary and target annual cash incentive, compared to equity-based compensation, comprised of the long-term equity incentives (equity valued based on the average closing price over 30 days):

Peer Group Determination

Market practices are one of the considerations taken into account by our compensation committee when determining executive compensation levels and compensation program design. In evaluating market practices, we do not target a specific market percentile, nor do we seek to duplicate any particular market practice. Rather, we review external market practices as a reference point to assist us in developing programs designed to attract, motivate, and retain a strong executive team.

Our compensation committee uses a peer group to provide context for its executive compensation decision-making. Each year, the compensation committee’s independent compensation consultant reviews the external market landscape and evaluates the composition of our peer group for appropriateness. Our compensation committee reviews the information provided from internal sources as well as the information provided by our independent compensation consultant to select our peer group based on comparable pharmaceutical companies that approximate (1) our scope of business, including revenues, scope of commercial operations, and market capitalization, (2) our employee base, and (3) a comparable pool of talent for which we compete.

The peer group for determining our 2021 compensation decisions consisted of the following companies:

Akebia Therapeutics, Inc.	Eagle Pharmaceuticals, Inc.	Pacira BioSciences, Inc.
AMAG Pharmaceuticals, Inc.	Enanta Pharmaceuticals Inc.	Radius Health, Inc.
ANI Pharmaceuticals, Inc.	Flexion Therapeutics Inc.	Supernus Pharmaceuticals, Inc.
Anika Therapeutics, Inc.	Heron Therapeutics, Inc.	Vanda Pharmaceuticals Inc.
BioDelivery Sciences International, Inc.	Intercept Pharmaceuticals, Inc	Travere Therapeutics, Inc. (formerly Retrophin Inc.)
Corcept Pharmaceuticals, Inc.	Ironwood Pharmaceuticals Inc

When determining the 2021 peer group, our compensation committee considered pharmaceutical companies headquartered in the United States (or focused on United States operations) that are of similar size to the Company in terms of market capitalization, revenues and commercial expansion, and number of employees. At the time our 2021 peer group was selected in October 2020, our market capitalization was at approximately the 45th percentile of the peer group, our revenue was at approximately the 75th percentile of the peer group and our number of employees was at approximately the 30th percentile of our peer group.

For each of the companies in our peer group, where available, we analyze the company’s Compensation Discussion and Analysis, Summary Compensation Table and other data publicly filed during the prior and current year to identify the executives at such companies whose positions are comparable to those held by our executive officers. We then compile and analyze the data for each comparable position. We also supplement the data for our peer group with published compensation surveys where appropriate. For 2021, consistent with past years, W.T. Haigh also used information from the 2021 Radford Global Life Sciences survey (the “Radford survey”).

Process for Determining Executive Compensation

Our Practices

Our compensation committee reviews and establishes, annually, the pay levels of each element of total compensation for our named executive officers.

Compensation decisions are based primarily on the following:

(1)	Annual Performance Reviews—Our Chief Executive Officer conducts and presents an assessment of our corporate performance and the performance reviews of the other named executive officers to the compensation committee after the end of each fiscal year. In reviewing and determining the compensation of each named executive officer, the compensation committee also considers individual factors, such as: potential for future contributions to our growth, industry experience and retention concerns.

(2)	Peer and Industry Data—Our compensation committee considers peer and industry data provided by its independent compensation consultant, W.T. Haigh, as a reference in setting base salaries and target cash compensation, determining appropriate levels and mix of equity compensation and determining the type and portion of compensation tied to performance goals.
(3)	Chief Executive Officer Recommendations—The compensation committee seeks input from our Chief Executive Officer for setting the salary and target cash compensation levels for the other executive officers, and also for purposes of setting annual performance metrics and target incentive amounts for awards granted to the other executive officers.

To achieve the objectives described above, our compensation committee evaluates our compensation program with the goal of setting compensation at levels that are based on each executive’s level of experience, performance and responsibility and that are competitive with those of other companies in our industry that we compete with for executive talent. The compensation committee seeks to ensure that our executive compensation program contains an appropriate amount of compensation for each of our executive officers that is “at risk” and subject to the achievement of critical business objectives.

Process for Establishing 2021 Compensation

Process for Determining Components of Executive Compensation

Our compensation committee reviewed market practices and compensation information from our 2021 peer group, together with information from the Radford survey, in identifying and designing the components of our 2021 executive compensation program. In particular, our compensation committee evaluated how our named executive officers’ compensation elements compare to the 25th, 50th and 75th percentiles of the Radford survey and our peer companies’ comparably situated executives. Our compensation committee reviewed this information as reference points in its overall decision making and as indicative of the types and level of compensation necessary to attract, motivate and retain our executive officers. Our compensation committee set the actual amount of each element of compensation and the total compensation opportunity of each executive officer based in part on its review of peer group data and in part on the other factors discussed above and below.

Base Salary Determinations

In determining the base salaries of our then-serving named executive officers, our compensation committee reviewed the base salaries of comparable executive officers in our 2021 peer group and relevant compensation surveys and considered our named executive officers’ compensation mix, capabilities, performance and future expected contributions. Based on this review, the 2021 base salaries for our named executive officers positioned them, on average, slightly above the market median compared to persons with comparable jobs within our 2021 peer group. Changes in the 2021 base salaries for our named executive officers as compared to 2020 are discussed under the caption entitled “2021 Executive Compensation of Our Named Executive Officers.”

Annual Cash Incentive Determinations

Our executive compensation programs place a heavy emphasis on performance-based compensation, and a critical component of that is our annual cash incentive program, in which all of our employees, including our named executive officers, are eligible to participate. Awards made under our annual cash incentive are directly tied to the achievement of our corporate performance goals, which are aligned with the Company’s short- and long-term strategic plans, as well as, in some cases, individual performance goals.

In setting our corporate performance goals for the annual cash incentive plans, we strive to identify a range of metrics that address both the near-term performance of our business, and the actions needed to create and sustain a solid foundation for long-term growth. We believe that our 2021 corporate performance goals align directly with the creation of near- and long-term value for our shareholders. We strive to establish challenging targets within each metric that motivate our named executive officers to achieve and exceed our corporate performance goals, while carefully considering that goals should not encourage inappropriate risk-taking.

Our compensation committee is responsible for reviewing and approving our annual corporate goals, targets and levels of payout (e.g., threshold, target and maximum) for our executive compensation programs and for reviewing and determining actual performance results at the end of the applicable performance period. Our compensation committee reviews the annual cash incentive opportunities for our named executive officers each year to ensure such opportunities are competitive. The 2021 annual cash incentives for our named executive officers are discussed under the caption entitled “2021 Executive Compensation of Our Named Executive Officers.”

Long-Term Equity Incentive Determinations

Long-term equity incentive awards granted to our named executive officers annually are designed to incentivize our executives to contribute to our Company’s long-term growth and success.

The size of each named executive officer’s long-term equity incentive award is based on the executive’s individual performance, potential future contributions and market competitiveness, as well as other factors. In determining long-term equity incentive awards, our compensation committee reviews the long-term equity incentive grant practices of our peer group as well as the 50th and 75th percentile ranges of long-term equity incentive awards of companies participating in the Radford survey. On average, annual long-term equity incentive grant values for our named executive officers serving at the beginning of 2021 position their overall compensation at or around the median values of our peer group in cases where there are comparable positions at the peer companies.

Long-term equity incentive grants are made following the completion of the internal performance reviews of our executive officers as well as our external market review of equity practices of our peer group, including the data from the Radford survey described above. The 2021 long-term equity incentive grants issued to our named executive officers are discussed under the caption entitled “2021 Executive Compensation of Our Named Executive Officers.”

2021 Executive Compensation of Our Named Executive Officers

Base Salary

In January 2021, our compensation committee reviewed the base salaries of our then-serving named executive officers and determined to increase those base salaries, after taking into account individual performance; the expansion of responsibilities and scope of duties; and the competitive market for talent, as well as data provided by its independent compensation consultant, W.T. Haigh, regarding the annual base salaries of similarly situated executives of companies in the Radford survey and our 2021 peer group. The table below sets forth such increases.

			2020 Base	2021 Base
Named Executive Officer		Title	Salary ($)	Salary ($)
Joseph Ciaffoni		President and Chief Executive Officer	657,200	720,000
Colleen Tupper	(1)	Executive Vice President and Chief Financial Officer	–	263,384
Shirley Kuhlmann		Executive Vice President, General Counsel and Chief Administrative Officer	411,500	432,100
Scott Dreyer		Executive Vice President and Chief Commercial Officer	395,900	421,600
Richard Malamut, M.D.		Former Executive Vice President and Chief Medical Officer	423,300	436,000
Paul Brannelly		Former Executive Vice President and Chief Financial Officer	439,900	453,100
Alison Fleming, Ph.D.		Former Executive Vice President and Chief Technology Officer	378,500	393,600

(1)	The 2021 base salary represents Ms. Tupper’s base salary prorated based upon her appointment as Executive Vice President and Chief Financial Officer on May 24, 2021.

Target Annual Cash Incentives, 2021 Performance Goals and Earned Awards for 2021

Each named executive officer has a target annual cash incentive amount, which is expressed as a percentage of his or her salary. This target is set forth in each named executive officer’s employment agreement and evaluated by our compensation committee annually based upon a review of the peer and industry data provided by W.T. Haigh. In 2021, our compensation committee determined that annual cash incentive targets for the named executive officers should be as shown below, reflecting no change from 2020 annual cash incentive targets, which percentages were selected to align our executives with similarly situated executives at peer companies and to further align our named executive officers’ compensation with Company performance and the creation of shareholder value by providing a significant percentage of performance-based compensation relative to total compensation.

		2021
		Annual Cash
		Incentive Target
Named Executive Officer	Title	(% of Base Salary)
Joseph Ciaffoni	President and Chief Executive Officer	70%
Colleen Tupper	Executive Vice President and Chief Financial Officer	50%
Shirley Kuhlmann	Executive Vice President, General Counsel and Chief Administrative Officer	50%
Scott Dreyer	Executive Vice President and Chief Commercial Officer	50%
Richard Malamut, M.D.	Former Executive Vice President and Chief Medical Officer	50%
Paul Brannelly	Former Executive Vice President and Chief Financial Officer	50%
Alison Fleming, Ph.D.	Former Executive Vice President and Chief Technology Officer	50%

2021 Corporate Goals

For purposes of determining 2021 Annual Cash Incentives, the Compensation Committee reviews performance versus our key annual performance objectives. The following represents a summary of our corporate performance categories and goals, achievements with respect to each category, respective relative weightings assigned to each category and actual ratings determined based on performance during 2021.

Corporate Category	2021 Goal	2021 Performance	Relative Weighting	2021 Achievement Rating
Commercial: Total Net Revenue	Net Revenue of $346.4M	Net Revenue of $276.9M ($315.2M prior to 2021 Revenue Adjustment)	35.0%	19.2%(1)
Commercial: Non-GAAP Adjusted EBITDA	Non-GAAP Adjusted EBITDA of $167.5M	Non-GAAP Adjusted EBTIDA of $118.3M ($156.6M prior to 2021 Revenue Adjustment)	25.0%	14.1%(1)
Operational: Portfolio Supply	Ensure supply sufficient to fulfill demand at pharmacy level	Achieved, including transition to a dedicated manufacturing suite for Xtampza ER	10.0%	15.0%
Operational: Portfolio COP Reduction	Complete studies required for Nucynta ER technology transfer and scale-up for Xtampza manufacturing improvements	Achieved.	10.0%	10.0%
Operational: Business Development	Complete at least 1 BD transaction meeting certain criteria	Not achieved	20.0%	15.0%(2)
			Total:	73.3%

(1) In recognition of the unprecedented circumstances which led to the 2021 Revenue Adjustment, which were outside the control of the Company, the compensation committee, in consultation with the Board, determined 2021 goal achievement based on performance without application of the 2021 Revenue Adjustment.

(2) Although a business development transaction was not completed in 2021, the compensation committee determined to apply a partial achievement to this goal in recognition of the substantial efforts of the Company’s executive officers in 2021 towards achievement of a business development transaction, which efforts resulted in the signing of the BDSI Acquisition in February 2022.

For 2021, no cash incentive was available with respect to any commercial or financial category of corporate goals that is less than 90% of the target approved by our compensation committee.

Our compensation committee evaluated our performance against our 2021 corporate goals in early 2022, established a percentage rating for each goal based on the extent to which the goal was achieved and then determined an overall corporate rating based on the cumulative weightings of the ratings for all the goals. The compensation committee reviewed its assessment of the Company’s achievement of 2021 corporate goals with our Board. The overall percentage rating as indicated above was 73.3%. As noted above, the compensation committee, in consultation with the Board, determined 2021 goal achievement based on revenue and EBITDA performance without application of the 2021 Revenue Adjustment, in light of the unprecedented circumstances that led to the 2021 Revenue Adjustment that were outside the control of the Company and in recognition of the significant sustained efforts the Company made with customers to try to resolve the unprocessed return claims that lead to the 2021 Revenue Adjustment. In addition, the compensation committee determined the business development portion of the corporate goals to be partially achieved despite no transaction having been completed in 2021, in recognition of management’s significant efforts in 2021 with respect to business development, which efforts resulted in the signing of the BDSI Acquisition in February 2022.

The actual amounts, paid to our named executive officers in February 2022, for annual performance in 2021 as described above, are set forth in the following table:

			Actual Annual	Actual Annual
			Cash Incentive	Cash Incentive
Named Executive Officer		Title	(% of Base Salary)	($)
Joseph Ciaffoni		President and Chief Executive Officer	51%	369,400
Colleen Tupper	(1)	Executive Vice President and Chief Financial Officer	40%	106,300
Shirley Kuhlmann	(2)	Executive Vice President, General Counsel and Chief Administrative Officer	40%	174,200
Scott Dreyer		Executive Vice President and Chief Commercial Officer	37%	154,500
Richard Malamut, M.D.		Former Executive Vice President and Chief Medical Officer	37%	159,800
Paul Brannelly	(3)	Former Executive Vice President and Chief Financial Officer	0%	–
Alison Fleming, Ph.D.	(3)	Former Executive Vice President and Chief Technical Officer	0%	–

(1)	Ms. Tupper’s eligible salary for bonus determination purposes was based on employment from May through December.
(2)	Ms. Kuhlmann’s bonus amount was adjusted upward by 10% ($15,800) to reflect her individual rating for 2021 performance.
(3)	Mr. Brannelly and Dr. Fleming resigned during 2021 and were not serving as employees of the Company when the 2021 annual cash incentive payments were made.

Long-Term Equity Incentives

As part of the annual compensation review process, after reviewing the achievement of 2020 corporate goals for the prior fiscal year, as well as individual performance goals for our named executive officers, our compensation committee granted long-term equity awards in January 2021 to each of our then-serving named executive officers.

The 2021 long-term equity incentive awards for each named executive officer were comprised of a combination of RSUs and PSUs. Our compensation committee sought to reward the executive team’s performance in 2020, incentivize continued performance in 2021 and align equity compensation with peer practices. To do so, the compensation committee, in consultation with W.T. Haigh, first determined the value of each named executive officer’s long-term equity incentive award by reference to these factors, and then allocated the total value of such award amongst two equity instruments – RSUs, and PSUs and using a 30-day average stock price of $19.56 (for the period ending January 12, 2021) to derive the numbers of RSUs and PSUs comprising each award. The compensation committee determined that the total value of each award should be allocated among RSUs and PSUs as follows: 50% each for Mr. Ciaffoni, and 70% and 30%, respectively, for the other executive officers. The actual 2021 long-term equity incentive awards issued in 20201were as set forth below.

				Total
Named Executive Officer	Title	RSUs	PSUs	Equity Units
Joseph Ciaffoni	President and Chief Executive Officer	105,000	105,000	210,000
Colleen Tupper	Executive Vice President and Chief Financial Officer	42,000	18,000	60,000
Shirley Kuhlmann	Executive Vice President, General Counsel and Chief Administrative Officer	45,360	19,440	64,800
Scott Dreyer	Executive Vice President and Chief Commercial Officer	45,780	19,620	65,400
Richard Malamut, M.D.	Former Executive Vice President and Chief Medical Officer	36,960	15,840	52,800
Paul Brannelly	Former Executive Vice President and Chief Financial Officer	42,000	18,000	60,000
Alison Fleming, Ph.D.	Former Executive Vice President and Chief Technical Officer	45,360	19,440	64,800

The 2021 PSU awards have performance criteria related to the relative ranking of the total stockholder return (“TSR”) of the Company’s common stock in 2021, 2022, 2023 and the cumulative three-year performance period return relative to the TSR of peer companies within the S&P Pharmaceutical Select Industry Index, where each annual segment is weighted 20% and the cumulative three-year performance is weighted 40%. TSR is measured based on the 30-day average stock price on the first day of each period compared to the 30-day average stock price on the last day of each period. The PSUs subject to the annual performance criteria vest annually, subject to the satisfaction of the performance criteria and the executive’s continued employment through the performance period. The cumulative PSUs will vest following the three-year performance period, subject to the satisfaction of the performance criteria and the executive’s continued employment through the performance period. PSUs may vest in a range between 0% and 200%, based on the satisfaction of performance, and no shares will be issued if the minimum applicable performance metric is not achieved.

In February 2022, the compensation committee reviewed the performance of the 2021 performance segment of the 2019 PSU award (as amended), 2020 PSU award and 2021 PSU award, and the cumulative segment of the 2019 PSU award. TSR performance for the 2021 performance segment was at the 47.2 percentile for the 2019 PSU award and 2020 PSU award, resulting in an award at 94.4% of target and at the 58.5 percentile for the 2021 PSU award, resulting in an award of 117% of target. 2021 performance differed between the 2019, 2020, and 2021 PSUs due to changes in the peer companies within the S&P Pharmaceutical Select Industry Index tracked for each annual PSU grant. TSR performance for the cumulative 2020-2021 segment of the 2019 PSU award was at the 41.6 percentile, resulting in an award of 83.2% of target. The following table shows the number of shares earned and vested for each of our named executive officers for the 2019 PSU award (as amended).

Named Executive Officer	Title	Total PSUs Granted	2019 Segment (20%)	2019 Segment Earned*	2020 Segment (20%)	2020 Segment Earned*	2021 Segment (20%)	2021 Segment Earned*	Cumulative Three-Year Period Segment (20%)	Cumulative Three-Year Period Segment Earned*
Joseph Ciaffoni	President and Chief Executive Officer	45,000	9,000	7,119	9,000	7,290	9,000	8,496	18,000	14,976
Colleen Tupper	Executive Vice President and Chief Financial Officer	–	–	–	–	–	–	–	–	–
Shirley Kuhlmann	Executive Vice President, General Counsel and Chief Administrative Officer	12,800	2,560	2,025	2,560	2,074	2,560	2,417	5,120	4,260
Scott Dreyer	Executive Vice President and Chief Commercial Officer	12,800	2,560	2,025	2,560	2,074	2,560	2,417	5,120	4,260
Richard Malamut, M.D.	Former Executive Vice President and Chief Medical Officer	–	–	–	–	–	–	–	–	–
Paul Brannelly	Former Executive Vice President and Chief Financial Officer	16,000	3,200	2,531	3,200	2,592	3,200	–	6,400	–
Alison Fleming, Ph.D.	Former Executive Vice President and Chief Technical Officer	12,800	2,560	2,025	2,560	2,074	2,560	–	5,120	–

* Number of shares rounded to nearest whole share.

The following table shows the numbers of shares earned and vested for each of our named executive officers for the 2020 PSU award.

Named Executive Officer	Title	Total PSUs Granted	2020 Segment (20%)	2020 Segment Earned*	2021 Segment (20%)	2021 Segment Earned*
Joseph Ciaffoni	President and Chief Executive Officer	90,000	18,000	14,580	18,000	16,992
Colleen Tupper	Executive Vice President and Chief Financial Officer	–	–	–	–	–
Shirley Kuhlmann	Executive Vice President, General Counsel and Chief Administrative Officer	16,500	3,300	2,673	3,300	3,115
Scott Dreyer	Executive Vice President and Chief Commercial Officer	12,750	2,550	2,066	2,550	2,407
Richard Malamut, M.D.	Former Executive Vice President and Chief Medical Officer	13,500	2,700	2,187	2,700	2,549
Paul Brannelly	Former Executive Vice President and Chief Financial Officer	18,750	3,750	3,038	3,750	–
Alison Fleming, Ph.D.	Former Executive Vice President and Chief Technical Officer	15,000	3,000	2,430	3,000	–

* Number of shares rounded to nearest whole share.

The following table shows the numbers of shares earned and vested for each of our named executive officers for the 2021 PSU award.

Named Executive Officer	Title	Total PSUs Granted	2021 Segment (20%)	2021 Segment Earned*
Joseph Ciaffoni	President and Chief Executive Officer	105,000	21,000	24,570
Colleen Tupper	Executive Vice President and Chief Financial Officer	18,000	3,600	4,212
Shirley Kuhlmann	Executive Vice President, General Counsel and Chief Administrative Officer	19,440	3,888	4,549
Scott Dreyer	Executive Vice President and Chief Commercial Officer	19,620	3,924	4,591
Richard Malamut, M.D.	Former Executive Vice President and Chief Medical Officer	15,840	3,168	3,707
Paul Brannelly	Former Executive Vice President and Chief Financial Officer	–	–	–
Alison Fleming, Ph.D.	Former Executive Vice President and Chief Technical Officer	–	–	–

* Number of shares rounded to nearest whole share.

Employment Agreements

The Company has entered into employment agreements with each of its named executive officers. These employment agreements outline the base salary, annual cash incentive, and long-term equity incentive components of our executive compensation program, as well as the impact of termination and change of control on the executive compensation programs in which our named executive officers participate.

Compensation Risk Assessment

Our executive compensation program and policies are driven by our business environment and designed to enable us to achieve our mission and adhere to our values. The compensation committee and senior management continually evaluate the relationship between risk and reward as it relates to our executive compensation program. Our compensation committee has determined that the structure of our executive compensation programs does not put our patients, investors, other stakeholders, or the Company at any material risk.

Tax Deductibility of Compensation

Our intent is to maximize the deductibility of compensation. However, under certain circumstances that are in the best interest of the Company and our shareholders, the compensation committee may authorize compensation that is not deductible if it is determined to be appropriate.

Clawback Policy

We have adopted a Clawback Policy so that if the Company is required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirements, then the compensation committee may require certain officers, including our named executive officers, to repay or forfeit any “erroneously awarded compensation.” “Erroneously awarded compensation” refers to the portion of cash and equity-based incentive compensation received by a covered officer during the three-year period preceding the publication of the restated financial statements that the compensation committee determines was in excess of the amount that such officer would have received had such incentive compensation been determined based on the financial results reported in the restated financial statements.

Anti-Hedging and Anti-Pledging Policy

Our insider trading policy prohibits employees, officers and directors from engaging in any hedging or monetization transactions or similar arrangements (including transactions involving zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds) that are designed to hedge or speculate on any change in the market value of our securities. It also explicitly prohibits employees, officers and directors from effecting short sales of our securities, which are inherently speculative in nature and contrary to the best interests of the Company and our shareholders. Our insider trading policy also prohibits employees, officers and directors from buying or selling puts or calls or other derivative securities on our securities and from pledging our securities as collateral for a loan or holding our securities in a margin account.

Stock Ownership Guidelines

In 2020 we adopted stock ownership guidelines to assist in focusing officers and non-employee directors on the long-term success of the Company and on shareholder value by requiring them to hold shares of Company common stock.

Our stock ownership guidelines apply to our Chief Executive Officer and each Executive Vice President (each a “Covered Officer”) and each non-employee director (each a “Covered Director”). The stock ownership guidelines require all Covered Officers other than our Chief Executive Officer, to hold shares of our common stock with a value equal to one times the amount of their then-current annual base salary. Our Chief Executive Officer is required to hold shares of our common stock with a value equal to three times the amount of his then-current annual base salary. Covered Directors are required to hold shares of our common stock with a value equal to three times the base cash retainer for board service (excluding committee and chair additional retainers). These ownership guidelines are calculated annually based on ownership as of January 1 of each year based on the applicable annual base salary in effect on such calculation date. The value of a share will be measured on such date based on the average closing price over the 30 calendar days preceding the date of calculation. Such calculated ownership levels will be reported to the compensation committee.

Covered Officers and Covered Directors are required to achieve the applicable level of ownership within five years of the later of the date the guidelines were adopted and the date the person first became subject to the guidelines. In the event that a Covered Officer or Covered Director does not meet the foregoing stock ownership guidelines, such individual may be required to hold 50%-100%, as determined by the compensation committee, of common stock issued following the exercise of options, the vesting of restricted stock units or the vesting of performance share units, after payment for applicable statutory withholding taxes or exercise price, until the required ownership level has been met.

Shares that count toward satisfaction of the guidelines include (i) shares owned outright by the individual or his or her immediate family members residing in the same household, including restricted shares and shares deliverable upon settlement of vested and unvested restricted stock units and vested in-the-money options, excluding restricted stock units that remain subject to achievement of performance goals, such as performance share units; provided, however, the shares underlying performance share units for partial periods for which performance goals have been achieved but not yet vested are included and (ii) shares owned through savings plans, such as the our 401(k) plan, or acquired through our employee stock purchase plan.

Our stock ownership guidelines may be waived, at the discretion of the compensation committee, if compliance would create undue hardship or prevent an individual from complying with a court order, as in the case of a divorce settlement. It is expected that these instances will be rare.

As of January 1, 2022, all directors and executive officers were in compliance with the ownership requirements of our stock ownership guidelines.

COMPENSATION COMMITTEE REPORT

The compensation committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears in this proxy statement, with our management. Based on this review and discussion, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021.

Compensation Committee:
John Freund, M.D., Chairman
Garen Bohlin
Gino Santini

The foregoing report of the compensation committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the annual compensation paid to or earned by our named executive officers, for the fiscal years ended December 31, 2021, 2020 and 2019:

							Non-Equity
					Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus		Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)		($) (1)	($) (2)	($) (3)	($) (4)	($)
Joseph Ciaffoni	2021	712,754	-		6,214,320	-	369,400	17,861	7,314,335
President and Chief Executive Officer	2020	654,338	-		3,755,681	1,154,970	460,000	17,650	6,042,639
	2019	618,461	-		2,146,500	859,738	390,600	17,329	4,032,628
Colleen Tupper	2021	259,327	250,000	(5)	1,668,336	-	106,300	15,612	2,299,575
Executive Vice President and Chief Financial Officer	2020	-	-		-	-	-	-	-
	2019	-	-		-	-	-	-	-
Shirley Kuhlmann	2021	429,723	-		1,774,172	-	174,200	16,181	2,394,276
Executive Vice President, General Counsel and Chief Administrative Officer	2020	410,138	50,000	(6)	1,061,161	352,908	205,800	16,174	2,096,181
	2019	392,354	-		610,560	244,548	186,100	15,807	1,449,369
Scott Dreyer	2021	418,635	-		1,790,600	-	154,500	17,861	2,381,596
Executive Vice President and Chief Commercial Officer	2020	395,015	-		833,101	272,701	198,000	17,650	1,716,467
	2019	383,677	-		610,560	244,548	138,400	17,329	1,394,514
Richard Malamut, M.D.	2021	434,535	-		1,445,622	-	159,800	17,861	2,057,818
Former Executive Vice President and Chief Medical Officer	2020	422,662	-		821,016	288,743	211,700	17,686	1,761,807
	2019	311,250	-		642,600	765,176	186,800	16,996	1,922,822
Paul Brannelly	2021	183,202	-		1,642,752	-	-	19,007	1,844,961
Former Executive Vice President and Chief Financial Officer	2020	437,985	50,000	(6)	1,212,421	401,031	220,000	17,650	2,339,087
	2019	413,077	-		763,200	305,685	214,800	17,012	1,713,774
Alison Fleming, Ph.D.	2021	299,513	-		1,774,172	-	-	24,193	2,097,878
Former Executive Vice President and Chief Technology Officer	2020	377,654	-		1,537,453	320,825	189,300	13,250	2,438,482
	2019	366,154	-		610,560	244,548	165,400	12,929	1,399,591

(1)	The amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 15 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(2)	The amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 15 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3)	Amounts represent the annual cash incentive payments earned by our named executive officers, for the years ended December 31, 2021, 2020 and 2019, respectively, pursuant to the achievement of certain company and individual performance objectives for those years. Please see the descriptions of the annual cash incentives in the section entitled “Compensation Discussion and Analysis—2021 Executive Compensation of Our Named Executive Officers.”

(4)	This amount reflects our contributions to our 401(k) Plan and life/disability insurance. For Mr. Brannelly and Dr. Fleming, such amounts for 2021 also include unused and accrued vacation time paid in connection with their resignation from their positions as Vice President and Chief Financial Officer and Vice President and Chief Technology Officer, respectively.

(5)	Ms. Tupper received this one-time lump sum signing bonus of $250,000 in connection with the terms of her employment agreement.

(6)	Amounts represent a transaction bonus paid to each of Ms. Kuhlmann and Mr. Brannelly in recognition of their efforts in connection with the closing of the Company’s acquisition of the Nucynta product assets in 2020.

Grants of Plan-Based Awards

The following table presents information concerning grants of equity awards to each of the named executive officers during 2021.

		Estimated Future Payouts			Estimated Future Payouts			All Other	All Other		Grant Date
		Under Non-Equity Incentive			Under Equity Incentive			Stock Awards:	Option Awards:	Exercise or	Fair Value of
		Plan Awards (1)			Plan Awards (2)			Number of Shares	Number of Securities	Base Price of	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock or RSUs	Underlying Options	Option Awards	Option Awards
Name	Grant Date	$	$	$	#	#	#	# (3)	# (4)	$/Sh (5)	$ (6)
Joseph Ciaffoni		352,800	504,000	907,200
President and Chief Executive Officer	1/19/2021				10,500	21,000	42,000			-	736,470
	1/19/2021				10,500	21,000	42,000			-	671,790
	1/19/2021				10,500	21,000	42,000			-	669,060
	1/19/2021				21,000	42,000	84,000			-	1,610,700
	1/19/2021							105,000		-	2,526,300
Colleen Tupper		92,184	131,692	237,046
Executive Vice President and Chief Financial Officer	5/24/2021				1,800	3,600	7,200			-	130,716
	5/24/2021				1,800	3,600	7,200			-	115,488
	5/24/2021				1,800	3,600	7,200			-	114,588
	5/24/2021				3,600	7,200	14,400			-	277,704
	5/24/2021							42,000		-	1,029,840
Shirley Kuhlmann		151,235	216,050	388,890
Executive Vice President, General Counsel and Chief Administrative Officer	1/19/2021				1,944	3,888	7,776			-	136,352
	1/19/2021				1,944	3,888	7,776			-	124,377
	1/19/2021				1,944	3,888	7,776			-	123,872
	1/19/2021				3,888	7,776	15,552			-	298,210
	1/19/2021							45,360		-	1,091,362
Scott Dreyer		147,560	210,800	379,440
Executive Vice President and Chief Commercial Officer	1/19/2021				1,962	3,924	7,848			-	137,615
	1/19/2021				1,962	3,924	7,848			-	125,529
	1/19/2021				1,962	3,924	7,848			-	125,019
	1/19/2021				3,924	7,848	15,696			-	300,971
	1/19/2021							45,780		-	1,101,467
Richard Malamut, M.D.		152,600	218,000	392,400
Former Executive Vice President and Chief Medical Officer	1/19/2021				1,584	3,168	6,336			-	111,102
	1/19/2021				1,584	3,168	6,336			-	101,344
	1/19/2021				1,584	3,168	6,336			-	100,932
	1/19/2021				3,168	6,336	12,672			-	242,986
	1/19/2021							36,960		-	889,258
Paul Brannelly		-	-	-
Former Executive Vice President and Chief Financial Officer	1/19/2021				1,800	3,600	7,200			-	126,252
	1/19/2021				1,800	3,600	7,200			-	115,164
	1/19/2021				1,800	3,600	7,200			-	114,696
	1/19/2021				3,600	7,200	14,400			-	276,120
	1/19/2021							42,000		-	1,010,520
Alison Fleming, Ph.D.		-	-	-
Former Executive Vice President and Chief Technology Officer	1/19/2021				1,944	3,888	7,776			-	136,352
	1/19/2021				1,944	3,888	7,776			-	124,377
	1/19/2021				1,944	3,888	7,776			-	123,872
	1/19/2021				3,888	7,776	15,552			-	298,210
	1/19/2021							45,360		-	1,091,362

(1)	Consists of potential cash payments under our annual cash incentive program for executives for 2021. Actual cash incentive payments determined in February 2022 for 2021 performance are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation” for 2021. The “threshold” payouts reflect the annual cash incentive payment that would have been due had each of the corporate goals for 2021 been achieved at the minimum level. The “target” payouts reflect the annual cash incentive payment that would have been due had each of the corporate goals for 2021 been achieved at the target level (100%). Finally, the “maximum” payouts reflect the annual cash incentive that would have been due had each of the corporate goals for 2021 been achieved at the maximum level applicable to that goal.
(2)	Consists of the minimum threshold, target and maximum amounts that could vest pursuant to PSUs granted to executives under our annual long-term equity incentive program. For such PSU awards, the grant date fair value, in accordance with FASB ASC Topic 718, is set forth in the Summary Compensation Table under the column “Stock Awards” for 2021.
(3)	Consists of stock awards for executives under our annual long-term equity incentive program for executives. For such stock awards, the grant date fair value, in accordance with FASB ASC Topic 718, is set forth in the Summary Compensation Table under the column “Stock Awards” for 2021.
(4)	Consists of options awards for executives under our annual long-term equity incentive program for executives. For such stock awards, the grant date fair value, in accordance with FASB ASC Topic 718, is set forth in the Summary Compensation Table under the column “Stock Awards” for 2021.
(5)	The exercise price of a share of our common stock on a particular date for purposes of granting stock options is determined as the closing price as reported on The NASDAQ Global Select Market on the date of grant.
(6)	Amounts reported reflect the aggregate grant date fair value as calculated in accordance with ASC 718. These amounts do not represent the actual amounts paid or realized by the named executive officer during 2021. The assumptions we used in valuing equity awards are described in Note 15, “Stock-based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by each of our named executive officers that were outstanding as of December 31, 2021. All of our outstanding equity awards are governed by the Collegium Pharmaceutical, Inc. Amended and Restated 2014 Stock Incentive Plan. The market value of stock awards is based on the closing market price of our common stock of $18.68 per share on December 31, 2021:

	Option Awards							Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity incentive plan awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Ciaffoni	46,875	(1)	3,125	(1)	-	24.35	1/25/2028	3,125	(3)	58,375	-		-
President and Chief Executive Officer	33,652	(1)	7,766	(1)	-	23.85	7/1/2028	6,285	(3)	117,404	-		-
	61,875	(1)	28,125	(1)	-	15.90	1/25/2029	68,472	(5)	1,279,057	3,528	(17)	65,903
	39,375	(1)	50,625	(1)	-	21.34	2/5/2030	50,742	(6)	947,861	55,008	(17)	1,027,549
	-		-		-	-	-	129,570	(7)	2,420,368	80,430	(17)	1,502,432

Colleen Tupper	-		-		-	-	-	46,212	(8)	863,240	13,788	(17)	257,560
Executive Vice President and Chief Financial Officer

Shirley Kuhlmann	37,500	(2)	2,500	(2)	-	24.03	4/4/2028	2,500	(3)	46,700	-		-
Executive Vice President, General Counsel and Chief Administrative Officer	17,600	(1)	8,000	(1)	-	15.90	1/25/2029	19,477	(9)	363,830	1,003	(17)	18,736
	12,031	(1)	15,469	(1)	-	21.34	2/5/2030	21,678	(10)	404,945	10,085	(17)	188,388
	-		-		-	-	-	49,909	(11)	932,300	14,891	(17)	278,164

Scott Dreyer	73,438	(2)	1,562	(2)	-	24.03	4/4/2028	-		-	-		-
Executive Vice President and Chief Commercial Officer	-		-		-	-	-	4,046	(3)	75,579	-		-
	9,600	(1)	8,000	(1)	-	15.90	1/25/2029	19,477	(12)	363,830	1,003	(17)	18,736
	9,296	(1)	11,954	(1)	-	21.34	2/5/2030	16,751	(13)	312,909	7,793	(17)	145,573
	-		-		-	-	-	50,371	(14)	940,930	15,029	(17)	280,742

Richard Malamut, M.D.	53,125	(1)	31,875	(1)	-	15.12	4/1/2029	21,250	(4)	396,950	-		-
Former Executive Vice President and Chief Medical Officer	9,843	(1)	12,657	(1)	-	21.34	2/5/2030	17,737	(15)	331,327	8,251	(17)	154,129
	-		-		-	-	1/0/1900	40,667	(16)	759,660	12,133	(17)	226,644

Paul Brannelly	-		-		-	-	-	-		-	-		-
Former Executive Vice President and Chief Financial Officer

Alison Fleming, Ph.D.	-		-		-	-	-	-		-	-		-
Former Executive Vice President and Chief Technology Officer

(1)	Represents time-based option awards vest and become exercisable over the four-year period following the grant date, with 25% of the option becoming vested and exercisable on the first anniversary of the grant date and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period, generally subject to the executive's continued employment with the company on the applicable vesting date.
(2)	Represents time-based option awards vest and become exercisable over the four-year period following the grant date, with 25% of the option becoming vested and exercisable on the first anniversary of the grant date and the remaining shares underlying the option vesting in monthly installments over the remaining three years of the four-year period, generally subject to the executive's continued employment with the company on the applicable vesting date.
(3)	Represents time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, generally subject to the executive's continued employment with the company on the applicable vesting date.
(4)	Represents time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, generally subject to the executive's continued employment with the company on the applicable vesting date.
(5)	Includes 45,000 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 23,472 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 7, 2022.
(6)	Includes 33,750 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 16,992 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 7, 2022.
(7)	Includes 105,000 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 24,570 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 7, 2022.
(8)	Includes 42,000 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 4,212 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 7, 2022.
(9)	Includes 12,800 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 6,677 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 7, 2022.
(10)	Includes 18,563 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 3,115 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 7, 2022.
(11)	Includes 45,360 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 4,549 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 7, 2022.
(12)	Includes 12,800 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 6,677 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 7, 2022.
(13)	Includes 14,344 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 2,407 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 7, 2022.
(14)	Includes 45,780 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 4,591 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 7, 2022.
(15)	Includes 15,188 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 2,549 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 7, 2022.
(16)	Includes 36,960 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 3,707 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on February 7, 2022.
(17)	These performance share units vest following annual performance periods and a three-year performance period, subject to the satisfaction of the annual and cumulative performance criteria as determined by the compensation committee. These amounts reflect a portion of the unvested PSUs that may become vested based on the actual performance over the applicable performance periods. For purposes of calculating the amounts set forth in the table, it is assumed that the PSUs will be earned at target; however, the number of shares actually earned will depend upon actual performance over the applicable performance periods.

Employment Agreements

We have employment and other service agreements with all of our named executive officers. The following is a summary of the material terms of each employment agreement. Each executive employment agreement provides for:

●	Base salary: The employment agreements state an initial base salary, which is subject to annual adjustments. Base salaries for fiscal year 2021 were $720,000, $435,000, $432,100, $421,600, $436,000, $453,100, and $393,600, for Mr. Ciaffoni, Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, Dr. Malamut, Mr. Brannelly, and Dr. Fleming, respectively.
●	Annual cash incentive opportunity: The employment agreements state an initial annual cash incentive opportunity, expressed as a percentage of then-current base salary. Annual cash incentive opportunities for fiscal year 2021 were 70% for Mr. Ciaffoni, and 50% for Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, Dr. Malamut, Mr. Brannelly, and Dr. Fleming.
●	Other Benefits: Each named executive officer is entitled to participate in all of our employee benefit plans, subject to the terms and conditions applicable to such plans.
●	Restrictive Covenants: Each executive employment agreement contains non-competition, non-solicitation and employee no-hire covenants that apply during employment and the 12-month period thereafter (or the 18-month period thereafter for Mr. Ciaffoni) and a perpetual confidentiality covenant.

Pursuant to the executive employment agreements, if the employment of an executive is terminated by the Company without Cause or if the Executive resigns with Good Reason (as each term is defined in the employment agreements), then Mr. Ciaffoni would be entitled to 18 months of severance benefits and each other executive would be entitled to 12 months of severance benefits. During his or her applicable severance period, and subject to the Company’s receipt of a general release of claims and the terminated executive’s continued compliance with their restrictive covenants, the applicable Executive would receive the following severance benefits, less applicable tax withholding:

●	payment of any annual bonus otherwise payable (but for the cessation of executive’s employment) with respect to a year ended prior to the cessation of executive’s employment;
●	continuation of the executive’s then-current base salary in accordance with normal payroll procedures for the applicable severance period;
●	payment of a cash severance benefit equal to the executive’s annual bonus at the target percentage for the year in which the termination occurs (except in the case of Mr. Ciaffoni, who would receive payment of a cash severance benefit equal to 150% of his annual bonus at the target percentage for the year in which the termination occurs), paid in monthly installments over the applicable severance period;
●	the executive’s unvested equity incentives that are subject only to time-based vesting and would have vested over the applicable severance period will become immediately and automatically fully vested and exercisable (equity incentives that are subject to performance-based vesting will vest based on the compensation committee’s determination of achievement of the applicable performance criteria through the date of termination, which treatment reflects a change approved by the compensation committee in 2021 to align treatment of performance-vesting equity incentives to peer company practices); and
●	waiver of the applicable premium otherwise payable for COBRA continuation coverage for the executive, if applicable (and, to the extent covered immediately prior to the date of such cessation, his or her eligible dependents) during the applicable severance period.

Potential Payments upon Termination without Cause or Resignation for Good Reason

For each named executive officer, the following table sets forth quantitative estimates of the payments and benefits that would have become payable if such executive's employment had been terminated without cause or the executive resigned for good reason on December 31, 2021 other than in connection with a change of control. Amounts below reflect potential payments pursuant to the employment agreements for such named executive officers as described above in the section titled “—Employment Agreements.”

		Annual
	Salary	Cash	Benefit	Value of	Value of
	Continuation	Incentive	Continuation	Stock Awards	Option Awards	Total
Name and Principal Position	($)(1)	($)(2)	($)(3)	Vesting ($)(4)	Vesting ($)(5)	($)
Joseph Ciaffoni	1,080,000	756,000	31,991	2,417,379	78,188	4,363,558
President and Chief Executive Officer

Colleen Tupper	435,000	217,500	12,988	196,140	-	861,628
Executive Vice President and Chief Financial Officer

Shirley Kuhlmann	432,100	216,050	21,327	493,675	17,792	1,180,944
Executive Vice President, General Counsel and Chief Administrative Officer

Scott Dreyer	421,600	210,800	21,327	498,233	17,792	1,169,752
Executive Vice President and Chief Commercial Officer

Richard Malamut, M.D.	436,000	218,000	15,007	465,655	75,650	1,210,312
Former Executive Vice President and Chief Medical Officer

Paul Brannelly	-	-	-	-	-	-
Former Executive Vice President and Chief Financial Officer

Alison Fleming, Ph.D.	-	-	-	-	-	-
Former Executive Vice President and Chief Technology Officer

(1)	Continuation of base salary following termination of employment paid in installments over an 18-month period for Mr. Ciaffoni, and 12-month period for Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, Dr. Malamut, Mr. Brannelly, and Dr. Fleming.
(2)	Target cash incentive equal to 150% target bonus paid over an 18-month period for Mr. Ciaffoni, and 100% target bonus paid over a 12-month period for Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, Dr. Malamut, Mr. Brannelly, and Dr. Fleming.
(3)	Estimated value of continued group health insurance for 18 months for Mr. Ciaffoni, and 12 months for Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, Dr. Malamut, Mr. Brannelly, and Dr. Fleming.
(4)	Amounts reflect value of the restricted stock unit shares that would become vested based on the closing price of our common stock of $18.68 on December 31, 2021.
(5)	$18.68 on December 31, 2021 and the exercise price applicable to such stock option.

Potential Payments Upon Termination or Change in Control

For each named executive officer, the following table sets forth quantitative estimates of the payments and benefits that would have become payable if such executive’s employment had been terminated without cause or the executive resigned for good reason on December 31, 2021, assuming that such termination occurs within twelve months following a change of control. Amounts below reflect potential payments pursuant to the employment agreements for such named executive officers as described above in the section titled “—Employment Agreements.”

		Annual
	Salary	Cash	Benefit	Value of	Value of
	Continuation	Incentive	Continuation	Stock Awards	Option Awards	Total
Name and Principal Position	($)(1)	($)(2)	($)(3)	Vesting ($)(4)	Vesting ($)(5)	($)
Joseph Ciaffoni	1,440,000	1,008,000	42,655	7,643,109	78,188	10,211,952
President and Chief Executive Officer

Colleen Tupper	652,500	326,250	19,482	1,188,048	-	2,186,280
Executive Vice President and Chief Financial Officer

Shirley Kuhlmann	648,150	324,075	31,991	2,223,873	22,240	3,250,329
Executive Vice President, General Counsel and Chief Administrative Officer

Scott Dreyer	632,400	316,200	31,991	2,115,772	22,240	3,118,603
Executive Vice President and Chief Commercial Officer

Richard Malamut, M.D.	654,000	327,000	22,510	1,978,324	113,475	3,095,309
Former Executive Vice President and Chief Medical Officer

Paul Brannelly	-	-	-	-	-	-
Former Executive Vice President and Chief Financial Officer

Alison Fleming, Ph.D.	-	-	-	-	-	-
Former Executive Vice President and Chief Technology Officer

(1)	Continuation of base salary following termination of employment paid in a lump sum payment equal to 24 months of annual base salary for Mr. Ciaffoni, and 18 months of annual base salary for Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, Dr. Malamut, Mr. Brannelly, and Dr. Fleming.
(2)	Annual cash incentive following termination of employment paid in a lump sum payment equal to 200% target bonus for Mr. Ciaffoni, and 150% target bonus for Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, Dr. Malamut, Mr. Brannelly, and Dr. Fleming.
(3)	Estimated value of continued group health insurance for 24 months for Mr. Ciaffoni, and 18 months for Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, Dr. Malamut, Mr. Brannelly, and Dr. Fleming.
(4)	Amounts reflect value of the performance share units and restricted stock unit shares that would become vested based on the closing price of our common stock of $18.68 on December 31, 2021.

(5)	$18.68 on December 31, 2021 and the exercise price applicable to such stock option.

Potential Payments Upon Death or Disability

The following table sets forth quantitative estimates of the payments and benefits that would have become payable if Mr. Ciaffoni’s employment had ceased upon his death or Disability (as defined in his employment agreement) on December 31, 2021. Amounts below reflect potential payments pursuant to the employment agreement for Mr. Ciaffoni as described above in the section titled “—Employment Agreements.”

Annual
	Cash	Benefit	Value of	Value of
	Incentive	Continuation	Stock Awards	Option Awards	Total
Name and Principal Position	($)(1)	($)(2)	Vesting ($)(3)	Vesting ($)(3)	($)
Joseph Ciaffoni	504,000	21,327	11,193,579	78,188	11,797,094
President and Chief Executive Officer

(1)	Amount equal to the annual bonus that would have been paid to Mr. Ciaffoni for the fiscal year in which his employment terminates (had his employment not terminated), multiplied by a fraction equal to the number of days Mr. Ciaffoni worked through the date of termination of employment over 365, which amount shall be paid in the year following employment termination at the time annual bonuses are paid to the Company’s senior executives.
(2)	Estimated value of continued group health insurance for 12 months.
(3)	Amount reflects value of the restricted stock unit shares that would become vested based on the closing price of our common stock of $18.68 on December 31, 2021.
(4)	Amount reflects the intrinsic value of unvested stock options that would become vested based on the spread between the closing stock price of our common stock of $18.68 on December 31, 2021 and the exercise price applicable to such stock option.

CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our President and Chief Executive Officer, Joseph Ciaffoni, and the ratio of these two amounts.

We have determined the 2021 annual total compensation of our median compensated employee, excluding Mr. Ciaffoni, to be $178,969. The annual total compensation of our President and Chief Executive Officer as shown in the Summary Compensation Table above is $7,314,335. The ratio of the annual total compensation of our President and Chief Executive Officer to that of our median compensated employee was 40.9 to 1.

For 2021, we used the same median employee that was identified in 2020 since there had been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure at the time of the median employee determination. In 2020, we identified the median employee by examining the 2020 target total compensation for all our employees, excluding our President and Chief Executive Officer, who were employed by us on December 16, 2020. We included all employees, whether employed on a full-time, or part-time, salaried or hourly basis. Target total compensation was based on annual base salary paid for 2020 plus target bonus opportunity plus the grant date value of equity awards made in 2020 and was consistently applied for all employees.

After determining that it was appropriate to use the same median employee we identified in 2020, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2021 Summary Compensation Table in this proxy statement.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules which allow companies to adopt a variety of methodologies. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and stock vested during the year ended December 31, 2021 with respect to each of our named executive officers:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Joseph Ciaffoni	64,821	945,205	85,807	2,148,176
President and Chief Executive Officer

Colleen Tupper	-	-	-	-
Executive Vice President and Chief Financial Officer

Shirley Kuhlmann	-	-	24,359	613,266
Executive Vice President, General Counsel and Chief Administrative Officer

Scott Dreyer	-	-	21,393	539,872
Executive Vice President and Chief Commercial Officer

Richard Malamut, M.D.	-	-	17,874	436,524
Former Executive Vice President and Chief Medical Officer

Paul Brannelly	182,901	1,339,082	28,348	735,631
Former Executive Vice President and Chief Financial Officer

Alison Fleming, Ph.D.	104,017	499,616	51,435	1,249,891
Former Executive Vice President and Chief Technology Officer

Retirement Benefits

We maintain a 401(k) Plan for all employees who are 18 years of age or older. Employees can contribute up to 90% of their eligible pay, subject to maximum amounts allowed under law. We currently provide matching under the 401(k) Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this proxy statement.

Employment Agreements

We have entered into employment agreements with certain of our named executive officers that provide for salary, cash incentives, and severance compensation. For more information regarding these employment agreements, see “Executive Compensation—Employment Agreements,” “Executive Compensation—Potential Payments upon Termination without Cause or Resignation for Good Reason,” “Executive Compensation—Potential Payments Upon Termination or Change in Control,” and “Executive Compensation—Potential Payments Upon Death or Disability.”

Equity Issued to Executive Officers and Directors

We have granted equity awards to our named executive officers and non-employee directors, as more fully described in “Executive Compensation—Employment Agreements,” “Executive Compensation—Grants of Plan-Based Awards” and “Proposal 1: Election of Directors—Corporate Governance—Compensation of Non-Employee Directors.”

Indemnification Agreements with our Directors and Officers

We have entered into, and intend to continue to enter into, indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors and/or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Policies and Procedures for Transactions with Related Persons

Our Board has adopted a related party transactions policy for us. Pursuant to the related party transactions policy, we will review all transactions with a dollar value in excess of $120,000 involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members will be participants, to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our Chief Financial Officer of any proposed transaction involving us in which such person has a direct or indirect material interest. Such proposed transaction will then be reviewed by the audit committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the audit committee determines whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:

●	the materiality and character of the related person’s interest in the transaction;
●	the commercial reasonableness of the terms of the transaction;
●	the benefit and perceived benefit, or lack thereof, to us;
●	the opportunity costs of alternate transactions; and
●	the actual or apparent conflict of interest of the related person.

In the event that any member of the audit committee is not a disinterested member with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related party transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the audit committee will review and may, in its discretion, ratify the related party transaction. After any such review, the audit committee will approve or ratify the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of us and our shareholders. Our related party transaction policy is available on our website, www.collegiumpharma.com, under the “Investor Relations” section. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and our Board has directed that management submit the appointment of the Company’s independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions. Deloitte & Touche LLP was first appointed to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2016 on April 11, 2016.

Shareholder ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by Virginia law, our articles of incorporation or our bylaws. However, our Board is submitting the audit committee’s appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its shareholders.

Independent Registered Public Accountants’ Fees

The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2020 and December 31, 2021, respectively, as described below:

Fee Category	2020	2021
Audit Fees	$1,275,550	$1,394,284
Audit-Related Fees	98,945	12,628
Tax Fees	—	—
All Other Fees	—	1,895
Total Fees	$1,374,495	$1,408,807

Audit Fees: Audit Fees consist of fees billed for professional services performed by Deloitte & Touche LLP for the audit of our annual consolidated financial statements and system of internal control over financial reporting; and the reviews of interim consolidated financial statements.

Audit-Related Fees: Audit Related Fees consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Such amounts include fees billed by Deloitte & Touche LLP for services provided in connection with the submission of our Registration Statements on Form S-3 and related prospectus supplements for our convertible notes offering during the year ended December 31, 2020, as well as submission of our Registration Statement on Form S-8 during the years ended December 31, 2020, and 2021.

Tax Fees: Tax Fees consist of fees billed for permissible professional services performed by Deloitte Tax LLP, an affiliate of Deloitte & Touche LLP. There were no such fees incurred in 2020 or 2021.

All Other Fees: Other fees consist of fees billed for a subscription to an accounting research tool for accounting and financial disclosures for the year ended December 31, 2021. There were no such fees incurred in 2020.

The audit committee has considered the services listed above to be compatible with maintaining Deloitte & Touche LLP’s independence.

Pre-Approval Policies and Procedures

In accordance with the Sarbanes-Oxley Act of 2002, as amended, the audit committee’s policy is to pre-approve all audit and permitted non-audit services provided by our independent registered public accounting firm. The audit committee may, in accordance with applicable law, establish pre-approval policies and procedures for the engagement of the independent auditor or other registered public accounting firm to render services to the Company. The Chair of the audit committee and any other member of the audit committee to whom authority has been delegated by the audit committee has the authority in between meetings to pre-approve any audit or non-audit services, including fees, to be performed by the independent registered public accounting firm, provided that any such approvals are presented to the audit committee at its next scheduled meeting. In fiscal years 2020 and 2021, all of the services performed by our independent registered public accounting firm were pre-approved by the audit committee pursuant to our policy.

Recommendation of our Board

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING December 31, 2022.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our capital stock outstanding as of the Record Date by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock;
●	each of our directors and director nominees;
●	each of our named executive officers; and
●	all of our directors and executive officers as a group.

The percentage ownership information is based on 33,923,148 shares of common stock outstanding as of the Record Date. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules attribute beneficial ownership of securities as of a particular date to persons who hold options or warrants to purchase shares of common stock and that are exercisable within 60 days of such date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072.

		Number of	Percentage
		shares	of shares
		beneficially	beneficially
Name and Address of Beneficial Owner		owned	owned
5% or greater shareholders:
BlackRock, Inc.	(1)	5,631,660	16.60%
Janus Henderson Group plc	(2)	3,774,303	11.13%
Eventide Asset Management, LLC	(3)	2,629,593	7.75%
Camber Capital Management LP	(4)	1,050,000	3.10%
Rubric Capital Management LP	(5)	2,606,500	7.68%
The Vanguard Group	(6)	2,287,417	6.74%
Directors, Nominees and Named Executive Officers:
Current Executive Officers
Joseph Ciaffoni	(7)	285,534	*
Colleen Tupper	(8)	10,654	*
Shirley Kuhlmann	(9)	115,157	*
Scott Dreyer	(10)	116,157	*
Thomas B. Smith, M.D.		—	*
Former Executive Officers (who are named executive officers)
Paul Brannelly		—	*
Alison Fleming		61,391	*
Richard Malamut, M.D.	(11)	121,450	*
Directors
Michael Heffernan, R.Ph.	(12)	470,695	1.39%
Rita Balice-Gordon, Ph.D.	(13)	19,996	*
Garen Bohlin	(14)	91,747	*
John Fallon, M.D.	(15)	80,191	*
John Freund, M.D.	(16)	121,175	*
Neil F. McFarlane		—	*
Gwen Melincoff	(17)	59,276	*
Gino Santini	(18)	100,950	*
All current executive officers and directors as a group (13 persons)	(19)	1,471,532	4.34%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Based solely on an Amendment to Schedule 13G filed with the SEC on January 28, 2022, BlackRock, Inc., a Delaware corporation, located at 55 East 52nd Street, New York, NY 10055 (“BlackRock”), reported aggregate beneficial ownership of 5,631,660 shares of our common stock. BlackRock reported that it possessed sole voting power of 5,550,301 shares and sole dispositive power of 5,631,660 shares. BlackRock also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.
(2)	Based solely on an Amendment to Schedule 13G filed with the SEC on February 10, 2022, Janus Henderson Group plc, a Jersey public limited company located at 201 Bishopsgate EC2M 3AE, United Kingdom (“Janus Henderson”), reported aggregate beneficial ownership of 3,774,303 shares of our common stock. Janus Henderson reported that it possessed shared voting and dispositive power of all of its shares and that it did not possess sole voting or dispositive power over any shares beneficially owned.
(3)	Based solely on an Amendment to Schedule 13G filed with the SEC on February 14, 2022, Eventide Asset Management, LLC, a Delaware limited liability company located at One International Place, Suite 4210, Boston, MA 02110 (“Eventide”), reported aggregate beneficial ownership of 2,629,593 shares of our common stock. Eventide reported that it possessed sole voting and dispositive power of all of its shares and that it did not possess shared voting or dispositive power over any shares beneficially owned.
(4)	Based solely on a Schedule 13G filed with the SEC on February 14, 2022, Camber Capital Management LP, a Delaware limited partnership located at 101 Huntington Avenue, Suite 2101, Boston, MA 02199 (“Camber”), reported aggregate beneficial ownership of 1,050,000 shares of our common stock as of December 31, 2021. Camber reported that it possessed shared voting and dispositive power of all of its shares and that it did not possess sole voting or dispositive power over any shares beneficially owned.
(5)	Based solely on a Schedule 13G filed with the SEC on February 14, 2022, Rubric Capital Management LP (“Rubric”), located at 155 East 44th Street. Suite 1630, New York, NY 100017, reported aggregate beneficial ownership of 2,606,500 shares of our common stock. Rubric reported that it possessed shared voting and dispositive power of all of its shares and that it did not possess sole voting or dispositive power over any shares beneficially owned.
(6)	Based solely on an Amendment to Schedule 13G filed with the SEC on February 9, 2022, The Vanguard Group, Inc., a Pennsylvania corporation (“Vanguard”), located at 100 Vanguard Blvd., Malvern, PA 19355, reported aggregate beneficial ownership of 1,730,852 shares of our common stock. Vanguard reported that it possessed sole voting power of no shares and sole dispositive power of 2,191,320 shares. Vanguard also reported that it had shared voting power of 73,316 shares and shared dispositive power of 96,097 shares.
(7)	Includes 212,579 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date
(8)	Includes zero shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(9)	Includes 76,268 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(10)	Includes 99,752 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(11)	Includes 87,031 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(12)	Includes 466,648 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(13)	Includes 19,996 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(14)	Includes 89,494 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.

(15)	Includes 66,809 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(16)	Includes 75,509 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(17)	Includes 57,023 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(18)	Includes 75,509 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(19)	Includes 1,239,587 shares of common stock which the directors and current executive officers (i) have the right to acquire upon the exercise of stock options that were exercisable as of the Record Date, or that will become exercisable within 60 days after that date; or (ii) will acquire upon vesting of restricted stock units within 60 days after the Record Date.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our directors and executive officers in preparing and filing such reports with the SEC. To our knowledge, based solely on our review of copies of the reports received by us, all such Section 16(a) filing requirements were met for the year ended December 31, 2021, except as reported in our proxy statement for our 2021 annual meeting of stockholders. In addition, one Form 4 was filed late by Mr. Dreyer in February 2022 due to an administrative error.

SECURITIES AUTHORIZED FOR
ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information about our equity compensation plans as of December 31, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b) (2)	Number of securities remaining available for future issuance under equity compensations plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
—2014 Stock Incentive Plan	4,701,292	$18.33	1,588,735
—2015 Employee Stock Purchase Plan	—	—	1,618,246
Equity compensation plans not approved by security holders	—	—	—
Total	4,701,292	$18.33	3,206,980

(1)	Includes 2,728,169 options, 1,620,023 restricted stock units, and 353,100 performance share units outstanding as of December 31, 2021.
(2)	Reflects the weighted-average exercise price of options outstanding as of December 31, 2021. Neither the restricted stock units nor performance share units included in footnote (1) have been included in this calculation.

The number of shares reserved for issuance under the 2014 Stock Incentive Plan automatically increases on January 1st each year, starting on January 1, 2016 and continuing through January 1, 2025, by an amount equal to four percent (4%) of the total number of shares of our capital stock outstanding on December 31st of the immediately preceding calendar year. Notwithstanding the foregoing, our Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the maximum number of shares that may be issued in respect of awards under the 2014 Stock Incentive Plan or that the increase in the maximum number of shares that may be issued in respect of awards for such year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence.

The number of shares reserved for issuance under the 2015 Employee Stock Purchase Plan automatically increases on January 1st each year, starting on January 1, 2016 and ending on December 31, 2025, by an amount equal to the least of (a) 400,000 shares, (b) one percent (1%) of the total number of shares of our common stock outstanding on January 1st of each year, and (c) a number determined by our Board.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2022
ANNUAL MEETING OF SHAREHOLDERS

Proposals of shareholders intended to be presented at our 2023 annual meeting of shareholders must be received by us no later than December 5, 2022, which is 120 calendar days prior to the first anniversary of the date on which our proxy statement was released to shareholders in connection with the Annual Meeting, in order to be included in our proxy statement and form of proxy relating to the 2023 annual meeting of shareholders, unless the date of the 2023 annual meeting of shareholders is changed by more than 30 days from the anniversary of the Annual Meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our bylaws establish an advance notice procedure for nominations for election to our Board and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one-year anniversary of the previous year’s annual meeting of shareholders. Therefore, to be presented at our 2023 annual meeting of shareholders, such a proposal must be received by us no earlier than January 19, 2023 and no later than February 18, 2023. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received no earlier than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then such notice must be received by the tenth day following the day on which public announcement of the date of such meeting was first made by us.

Any proposals we do not receive in accordance with the above standards will not be voted on at the 2023 annual meeting of shareholders. Shareholders are advised to review our bylaws which also specify requirements as to the form and content of a shareholder’s notice.

Any proposals, notices or information about proposed director candidates should be sent to:

Collegium Pharmaceutical, Inc.

100 Technology Center Drive, Suite 300
Stoughton, MA 02072

Attention: Corporate Secretary

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple shareholders residing at the same address. This process enables us to reduce our printing and distribution costs and reduce our environmental impact. Householding is available to both registered shareholders and beneficial owners of shares held in street name.

Registered Shareholders

If you are a registered shareholder and have consented to householding, then we will deliver or mail one Notice or set of our proxy materials, as applicable, for all registered shareholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to our Corporate Secretary by telephone at (781) 713-3699 or by mail at 100 Technology Center Drive, Suite 300, Stoughton, MA 02072. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report, proxy statement, or Notice to a shareholder at a shared address to which a single copy of the documents was delivered.

If you are a registered shareholder who has not consented to householding, then we will continue to deliver or mail Notices or copies of our proxy materials, as applicable, to each registered shareholder residing at the same address. You may elect to participate in householding and receive only one Notice or set of proxy materials, as applicable, for all registered shareholders residing at the same address by providing notice to the Company as described above.

Street Name Holders

Shareholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.

ANNUAL REPORT

This proxy statement is accompanied by our 2021 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The 2021 Form 10-K includes our audited financial statements. We have filed the 2021 Form 10-K with the SEC, and it is available free of charge at the SEC’s website at http://www.sec.gov and on our website at www.collegiumpharma.com. In addition, upon written request to our Corporate Secretary at 100 Technology Center Drive, Suite 300, Stoughton, MA 02072, we will mail a paper copy of our 2021 Form 10-K, including the financial statements and the financial statement schedules, to you free of charge.

OTHER MATTERS

We do not know of any business that will be presented for consideration or action by the shareholders at the Annual Meeting other than that described in this proxy statement. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All shareholders are urged to complete, sign and return the proxy card.

MMMMMMMMMMMM The Sample Company C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/COPI delete QR code and control # o∆r scan the≈ QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/COPI Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Rita Balice-Gordon, Ph.D., Garen Bohlin, John Fallon, M.D., John Freund, M.D., Neil F. McFarlane, and Gwen Melincoff as directors to hold office until the 2023 Annual Meeting; For Against Abstain For Against Abstain For Against Abstain 01 - Rita Balice-Gordon, Ph.D. 02 - Garen Bohlin 03 - John Fallon, M.D. 04 - John Freund, M.D. 05 - Neil F. McFarlane 06 - Gwen Melincoff For Against Abstain For Against Abstain 2. Approval of, on an advisory basis, the compensation of the Company’s named executive officers; and 3. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 5 3 7 6 7 2 03ME0D MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. Annual Meeting Proxy Card1234 5678 9012 345

2022 Annual Meeting Admission Ticket 2022 Annual Meeting of Collegium Pharmaceutical, Inc. Shareholders Thursday, May 19, 2022, 8:30 a.m. Eastern Time Virtually via live webcast www.meetnow.global/MG75KXZ The 2022 Annual Meeting of Shareholders of Collegium Pharmaceutical, Inc. will be held on Thursday, May 19, 2022, at 8:30 a.m. (Eastern Time), virtually via live webcast at www.meetnow.global/MG75KXZ. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2022 Annual Meeting of Shareholders Virtually via live webcast www.meetnow.global/MG75KXZ Proxy Solicited by Board of Directors for Annual Meeting — May 19, 2022 Joseph Ciaffoni and Shirley Kuhlmann, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Collegium Pharmaceutical, Inc. to be held on May 19, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all director nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy — Collegium Pharmaceutical, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/COPI